Exhibit 10.1

OFFICE LEASE AGREEMENT

BY AND BETWEEN

1055 EAST COLORADO - PASADENA, CA, L.P.,

a Delaware limited partnership

as Landlord

and

GUIDANCE SOFTWARE, INC.,

a Delaware corporation

as Tenant

1055 East Colorado Boulevard

Pasadena, California 91006

RIDER 1 - General Definitions

EXHIBIT A	—	Plan Showing Premises
EXHIBIT A-1	—	Plan Showing Suite 310 Premises
EXHIBIT B	—	Tenant’s Work
EXHIBIT B-1	—	Condition of Premises
EXHIBIT C	—	Rules and Regulations
EXHIBIT D	—	[Intentionally Omitted]
EXHIBIT E	—	HVAC Specifications
EXHIBIT F	—	Janitorial Specifications
EXHIBIT G	—	Generator Location and Specifications
EXHIBIT H	—	Subordination, Attornment and Non-Disturbance Agreement
EXHIBIT I	—	Location of Tenant’s Reserved Parking Spaces
EXHIBIT J	—	Location of Building Sign

-i-

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is dated as of the     day of             , 2012, and is being executed and entered into by and between 1055 EAST COLORADO - PASADENA, CA, L.P., a Delaware limited partnership previously having the name “Wells REIT – Pasadena, CA, L.P.” (“Landlord”), and GUIDANCE SOFTWARE, INC., a Delaware corporation (“Tenant”).

ARTICLE I

SPECIAL DEFINITIONS

1.1 Base Rent: Subject to the rental deferral provided in Section 2.3(b) of this Lease and the rental abatement provided in Section 4.1(b) hereof, the annual amount set forth in the following table:

Period	Monthly Installment	Annualized Amount *
8/1/2013 to 7/31/2014	$208,296.00	$2,499,552.00
8/1/2014 to 7/31/2015	$214,544.88	$2,574,538.56
8/1/2015 to 7/31/2016	$220,981.23	$2,651,774.76
8/1/2016 to 7/31/2017	$227,610.67	$2,731,328.04
8/1/2017 to 7/31/2018	$234,438.99	$2,813,267.88
8/1/2018 to 7/31/2019	$241,472.16	$2,897,665.92
8/1/2019 to 7/31/2020	$248,716.32	$2,984,595.84
8/1/2020 to 7/31/2021	$256,177.81	$3,074,133.72
8/1/2021 to 7/31/2022	$263,863.14	$3,166,357.68
8/1/2022 to 7/31/2023	$271,779.03	$3,261,348.36
8/1/2023 to 5/31/2024	$279,932.40	$3,359,188.80

*	Based on twelve (12) full calendar months.

1.2 Broker(s): CB Richard Ellis (“Landlord’s Broker”); and CresaPartners (“Tenant’s Broker”).

1.3 Building: A five-story building commonly known as 1055 East Colorado Boulevard, located in Pasadena, California and containing approximately 175,840 square feet of total rentable area (“Total Area”), which includes the entirety of the office and commercial space of the Building.

1.4 Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

1.5 Expiration Date: 11:59 p.m. (local time at the Building) on May 31, 2024.

1.6 Holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the day after Thanksgiving) and Christmas Day.

1.7 Improvements Allowance: $5,237,400.00 (comprised of $60 per rentable square foot for the entire Premises (including the First Floor Premises) plus a special additional allowance of $30,000.00 for the First Floor Premises (the “Special Additional Allowance”)).

1.8 Landlord Notice Address: c/o Piedmont Management, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097, Attention: Asset Manager – West Region.

1.9 Landlord Payment Address: 1055 East Colorado - Pasadena, CA, L.P., Dept 3043, Los Angeles, CA 90084-3043.

1.10 Lease Term: One hundred thirty (130) months (such period sometimes referred to herein as the “Initial Term”), subject to Sections 3.3 and 3.4.

1.11 Operating Charges Base Year: Calendar year 2013.

1.12 Parking Charge: Tenant shall be required to pay for a minimum of 130 parking spaces throughout the Lease Term (or, if the rentable area of the Premises is increased or decreased in accordance with the terms hereof, 1.5 spaces per 1,000 rentable square feet of the Premises). Tenant may elect to use, and if it so elects shall pay for, additional parking spaces up to the Parking Allotment specified below.

1.13 Parking Allotment: 347 parking spaces, of which 15 parking spaces may, at Tenant’s option, consist of single covered reserved parking spaces marked for use by Tenant’s employees and/or visitors in accordance with Sections 24.1 and 24.2 hereinbelow; provided, however, if the rentable area of the Premises is increased or decreased in accordance with the terms hereof, the Parking Allotment shall be calculated at 4 parking spaces per 1,000 rentable square feet of the Premises.

1.14 Premises: Landlord and Tenant hereby agree that the Premises contains 86,790 rentable square feet consisting of (a) a portion of the first floor of the Building containing 3,200 rentable square feet in the approximate location shown on Page 1 of Exhibit A hereto (the “First Floor Premises”) (b) a portion of the third floor of the Building containing 17,101 rentable square feet in the approximate location shown on Page 2 of Exhibit A hereto (the “Suite 300 Premises”), (c) the entire fourth floor of the Building containing 45,641 rentable square feet in the approximate location shown on Page 3 of Exhibit A hereto (the “Fourth Floor Premises”), and (d) a portion of the fifth floor of the Building containing 20,848 rentable square feet in the approximate location shown on Page 4 of Exhibit A hereto (the “Fifth Floor Premises”), subject to the provisions of Sections 2.2, 2.4 and 2.5. The purpose of Exhibit A hereto is to show the approximate location of the Premises, and the parties acknowledge that the leasehold improvements shown thereon are not those existing in the Premises as of the date of this Lease. Notwithstanding the foregoing: (i) the inclusion of First Floor Premises in the Premises is subject to the provisions set forth below in subsections (b) and (c) of Section 2.2 and subsection (b)(ii)(C) of Section 2.3; and (ii) the inclusion of the Suite 300 Premises in the Premises is subject to the provisions set forth below in subsection (b) of Section 2.2 and subsection (b)(ii)(A) of Section 2.3.

1.15 Real Estate Taxes Base Year: Calendar year 2013.

1.16 Rent Commencement Date: August 1, 2013.

1.17 Security Deposit Amount: $1,200,000.00, subject to the provisions of Article XI.

1.18 Tenant Notice Address:

Prior to Rent Commencement Date:

Guidance Software, Inc. 215 Marengo Avenue, 2nd Floor Pasadena, CA 91101 Attn: General Counsel

With a copy to:	Guidance Software, Inc. 215 Marengo Avenue, 2nd Floor Pasadena, CA 91101 Attn: Facilities Manager

With a copy to:	Jackson DeMarco Tidus & Peckenpaugh 2030 Main Street, 12th Floor Irvine, CA 92614 Attn: Steven J. Dettmann, Esq.

After Rent Commencement Date:

Guidance Software, Inc. 1055 East Colorado Boulevard, 4th Floor Pasadena, CA 91106 Attn: General Counsel

With a copy to:	Guidance Software, Inc 1055 East Colorado Boulevard, 4th Floor Pasadena, CA 91106 Attn: Facilities Manager

With a copy to:	Jackson DeMarco Tidus & Peckenpaugh 2030 Main Street, 12th Floor Irvine, CA 92614 Attn: Steven J. Dettmann, Esq.

1.19 Tenant’s Proportionate Share: 49.36% for Operating Charges and Real Estate Taxes.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Landlord shall not have the right to relocate Tenant during the Lease Term and any Extension Term. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises. However, Tenant, at no additional charge to Tenant during the Term of the Lease and any Extension Term, shall have the exclusive right to use the balconies located on the fourth and fifth floors of the Building and accessible solely through the Fourth Floor Premises and the Fifth Floor Premises, respectively (collectively, the “Balconies”), and the non-exclusive right to use the following: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floor on which the Premises are located (other than those existing installed facilities within or outside the Premises, or such future installed facilities outside the Premises, that are dedicated for another tenant’s exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with any commercially reasonable riser management plan for the Building and plans and specifications to be approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and provided that Tenant shall not be charged for the use of existing risers, and Landlord shall not unreasonably withhold, condition or delay its approval of the installation of new risers at Tenant’s expense; (2) the Parking Facilities in accordance with Article XXIV and all Common Areas in the Building; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises and other parts of the Building (including the Building’s main point of entry) reasonably needed for the installation of Tenant’s communication and data processing, cabling and connectivity, and for the purpose for which they were intended, but only with Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant’s on-site, properly licensed, trained technicians or Tenant’s employees, consultants and contractors) and strictly in accordance with Landlord’s commercially reasonable rules, regulations and requirements in connection therewith. Tenant’s rights in respect of the Balconies shall be on the following terms and conditions: (a) Tenant, and not Landlord, shall be responsible for any damage or liability of any kind or for any injury to or death of persons arising on or about the Balconies and to provide liability insurance coverage in respect thereof, to the same extent and upon the same terms and conditions as if the same were a part of the Premises; (b) Tenant shall be solely responsible to provide janitorial service in respect of any cleaning of the Balconies and to keep any and all personal property of Tenant thereon in good order and repair; and (c) Tenant’s use of the Balconies is subject to all applicable Laws and to all obligations of Tenant under this Lease in respect of the Premises. Any delay in Landlord’s delivery of possession of the Premises shall not make this Lease void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, subject to the provisions of Section 2.3(b) hereof; provided that upon the Rent Commencement Date and subject to any abatements described in Section 2.3(b) and 4.1(b), Tenant shall be required to commence payment of Base Rent only in respect of that portion of the Premises for which possession has been delivered to Tenant, determined in the proportion to the rentable area thereof bears to entire rentable area of the Premises.

2.2 The parties shall have the rights and obligations provided in this Section in respect of those certain premises located on the third floor of the Building known as Suite 310 and containing an agreed 3,605 rentable square feet in the approximate location shown on Exhibit A-1 hereto (the “Suite 310 Premises”), upon and subject to the following terms and conditions:

(a) The Suite 310 Premises are currently occupied by Hutton & Wilson (“Existing Suite 310 Tenant”) pursuant to an existing lease (as amended to date, the “Existing Suite 310 Lease”) that has a fixed term expiring January 31, 2016. Within three (3) days after full execution and delivery of this Lease, Landlord shall deliver to the Existing Suite 310 Tenant (with a concurrent copy to Tenant) a written lease termination agreement (the “Suite 310 LTA”) in respect of the Existing Suite 310 Lease providing as follows: (i) the term of the Existing Suite 310 Lease would end and terminate as of January 31, 2013, by which date the Existing Suite 310 Tenant would vacate the Suite 310 Premises; (ii) Landlord would pay to the Existing Suite 310 Tenant the sum of $60,000.00; (iii) the Existing Suite 310 Tenant would acknowledge that no amount is due from Landlord in respect of a tenant allowance that had been available to Tenant under the Existing Suite 310 Lease but was not used; and (iv) such agreement would otherwise be upon terms and conditions reasonably satisfactory to Landlord. Landlord shall give Tenant notice if and when the Suite 310 LTA has been fully executed and delivered (the “Suite 310 LTA Execution Notice”).

(b) Provided and on condition that Landlord delivers the Suite 310 LTA Execution Notice to Tenant no later than July 31, 2012 (the “Outside Suite 310 Date”) the following terms and conditions shall apply:

(i) The Suite 310 Premises shall automatically be included in the Premises covered by this Lease, the First Floor Premises shall automatically be removed from the Premises covered by this Lease, and the following amendments to this Lease shall apply:

(A) Each of the Base Rents for the Lease Term shall be increased by an amount equal to the scheduled Base Rent set forth in Section 1.1, multiplied by a fraction, the numerator of which is 405 (the increase in rentable square feet by substituting the Suite 310 Premises in place of the First Floor Premises) and the denominator of which is 86,790 (the total rentable square foot area of the Premises on which the Base Rent schedule in Section 1.1 was determined);

(B) The Parking Allotment shall increase from 347 to 349, and the minimum number of parking spaces for which the Parking Charge is due shall increase from 130 to 131 parking spaces;

(C) Tenant’s Proportionate Share shall be increased to 49.59% in accordance with the calculation described in Section 5.2(a); and

(D) The Improvements Allowance shall be decreased by $5,700.00 (which is a net amount calculated by (I) increasing the Improvement Allowance by $24,300.00 with respect to the net increase in total area of the Premises, and (II) decreasing the Improvement Allowance by $30,000.00 with respect to the removal of the Special Additional Allowance).

(ii) Notwithstanding the provisions of subsection (i) above, Tenant shall have the right and option (the “First Floor Option”), to be exercised by written notice given to Landlord not later than the thirtieth (30th) day following Tenant’s receipt of the Suite 310 LTA Execution Notice (the “First Floor Option Expiration Date”), to cause the First Floor Premises to remain part of the Premises covered by this Lease. If Tenant exercises the First Floor Option, the First Floor Premises shall continue to be included as a portion of the Premises, and the terms of this Lease shall be further amended as follows:

(A) Each of the Base Rents for the Lease Term shall be further increased (in addition to the increase provided in subsection (b)(i)(A) of this Section) by an amount equal to the scheduled Base Rent set forth in Section 1.1, multiplied by a fraction, the numerator of which is 3,200 (rentable square feet of the First Floor Premises) and the denominator of which is 86,790 (the total square foot area of the Premises on which the Base Rent schedule in Section 1.1 was determined);

(B) The Parking Allotment shall increase from 349 to 362, and the minimum number of parking spaces for which the Parking Charge is due shall increase from 131 to 136 parking spaces;

(C) Tenant’s Proportionate Share shall be increased to 51.41% in accordance with the calculation described in Section 5.2(a); and

(D) The Improvements Allowance shall be increased by $222,000 (which is a sum calculated by (I) increasing the Improvement Allowance by $192,000.00 with respect to the increase in total area of the Premises, and (II) increasing the Improvement Allowance by the Special Additional Allowance of $30,000.00 for the First Floor Premises described in Section 1.7).

(iii) Promptly following the date by which Tenant must exercise its First Floor Option, Landlord and Tenant shall enter into a commercially reasonable written amendment to this Lease confirming the terms, conditions and provisions applicable by reason of the provisions of this subsection (b). The failure of Landlord and Tenant to timely execute such amendment shall not negate the exercise of the First Floor Option.

(c) If Landlord fails to deliver the Suite 310 LTA Execution Notice to Tenant by the Outside Suite 310 Date, then Tenant shall have a right to expand the Premises to include the Suite 310 Premises (the “Suite 310 Expansion Right”) as provided in this subsection. Tenant may exercise the Suite 310 Expansion Right by written notice to Landlord (“Suite 310 Expansion Notice”) given not later than March 31, 2015, in which event the Suite 310 Premises shall be included in the Premises covered by this Lease, subject to and upon the following terms and conditions:

(i) Rentals and charges shall commence to be payable in respect of the Suite 310 Premises on the date (the “Expansion Rent Commencement Date”) that is the first to occur of (A) the 121st day following the date on which the Suite 310 Premises are delivered by Landlord to Tenant and (B) the date upon which Tenant commences business operations in any portion of the Suite 310 Premises.

(ii) Effective from and after the Expansion Rent Commencement Date, the Base Rent shall be increased by an amount equal to the product of the rentable area of the Suite 310 Premises multiplied by the per rentable square foot amount from time to time payable in respect of the Premises originally demised pursuant to this Lease (and excluding any ROFO Space), so that Tenant will then commence and thereafter continue to pay Base Rent in respect of the Suite 310 Premises at the same escalated rate per rentable square foot as is in effect from time to time for the Premises originally demised hereunder.

(iii) Effective from and after the Expansion Rent Commencement Date, Tenant’s Proportionate Share shall be increased by reference to increase in the rentable area of the Premises resulting from the addition of the Suite 310 Premises, and Tenant shall pay increases in Operating Charges and Real Estate Taxes in respect of the Suite 310 Premises using the same Operating Charges Base Year and Real Estate Taxes Base Year applicable in respect of the Premises originally demised hereunder.

(iv) Effective upon the Expansion Rent Commencement Date, the Parking Allotment (and minimum parking spaces in Section 1.12) shall be increased in proportion to the increase in the rentable area of the Premises resulting from the addition of the Suite 310 Premises (the “Suite 310 Parking Increase”).

(v) In addition to the terms and conditions set forth in this Section 2.2(c) in connection with Suite 310 Expansion Right, Landlord shall make available to Tenant the following improvements allowance, Base Rent abatement and Parking Allotment concessions in respect of the Suite 310 Premises:

(A) An improvements allowance equal to the product of (I) the rentable area of the Suite 310 Premises, multiplied by (II) $60.00 per rentable square foot, multiplied by (III) a fraction (the “Expansion Calculation Fraction”), the numerator of which is the number of months in the period beginning upon the Expansion Rent Commencement Date and ending upon the Expiration Date originally provided herein (including a fraction for any partial month in such period) and the denominator of which is 130. Such improvements allowance shall be payable to Tenant upon and subject to the same terms and conditions herein set forth for the Improvements Allowance provided in Section 4 of Exhibit B hereto, except that references in such Section to “Tenant’s Work” shall mean and be construed as references to Alterations performed by Tenant to the Suite 310 Premises and the outside date applicable for purposes of subsection (4) of such Section shall be the last day of the twenty-ninth (29th) full calendar month following the Expansion Rent Commencement Date. For example, if the Expansion Rent Commencement Date occurs on June 1, 2016, the number of months remaining through the Expiration Date for the Suite 310 Premises shall be 96 months which shall be numerator of the Expansion Calculation Fraction, and the denominator thereof shall be 130 based on the number of months for the original Lease Term (that is, 96/130ths), and therefore the improvements allowance for the Suite 310 Premises shall be (x) 3,605 rentable square feet multiplied by (y) $60.00 per rentable square foot multiplied by (z) 96/130ths which equates to an allowance equal to $159,729.23.

(B) Base Rent abatement equal to fourteen (14) months multiplied by the Expansion Calculation Fraction, rounded to the nearest number of days based upon a thirty (30) days month, and taken at the times provided below. For example, if the Expansion Rent Commencement Date occurs on June 1, 2016, the Base Rent abatement in respect of the Suite 310 Expansion Right (the “Suite 310 Base Rent Abatement”) shall be fourteen (14) months multiplied by 96/130ths which equates to ten (10) months, ten (10) and 20/130th days, which rounds to ten (10) months and ten (10) days. The Suite 310 Base Rent Abatement shall be taken in the following calendar months after the Expansion Rent Commencement Date: (i) as to four (4) months thereof, in months two (2) through five (5), inclusive; (ii) as to the excess of the number of full and any partial calendar months of Suite 310 Base Rent Abatement over (8) months, beginning in month thirteen (13) and continuing thereafter for such number of full and partial calendar months; and (iii) as to four (4) months thereof, in months sixty-one (61) through sixty-four (64), inclusive. For example, if the Expansion Rent Commencement Date occurs on June 1, 2016, the Suite 310 Base Rent Abatement shall be taken in the following calendar months after the

Expansion Rent Commencement Date: (A) in months two (2) through five (5), inclusive; (B) in month thirteen (13) and fourteen, and in the first ten (10) days of month fifteen (15); and (C) in months sixty-one (61) through sixty-four (64), inclusive.

(C) A fifty percent (50%) reduction in the amount of the parking charges payable by Tenant in respect of the Suite 310 Parking Increase for a period equal to twenty-four (24) months multiplied by the Expansion Calculation Fraction, rounded to the nearest number of days based upon a thirty (30) days month, beginning upon the Expansion Rent Commencement Date. For example, if the Expansion Rent Commencement Date occurs on June 1, 2016, such reduction in parking charges shall begin upon the Expansion Rent Commencement Date and continue for a period of twenty-four (24) months multiplied by 96/130ths which equates to seventeen (17) months, twenty-one (21) and 90/130th days, which rounds to seventeen (17) months, twenty-two (22) days.

(vi) Tenant shall accept the Suite 310 Premises in “AS-IS” condition (subject to the obligations of Landlord set forth in this Lease to maintain and repair the Premises and the Building Structure and Systems), and Landlord shall have no obligation whatsoever to prepare the same for use by Tenant, or pay or reimburse Tenant for any costs or expenses incurred in connection with the remodeling or alteration thereof, except for the improvements allowance specified above.

(vii) From and after the delivery of the Suite 310 Premises to Tenant and continuing for the remainder of the Lease Term, the same shall be and constitute a part of the Premises covered by this Lease.

(viii) Promptly following the giving of the Suite 310 Expansion Notice, Landlord and Tenant shall enter into a commercially reasonable written amendment to this Lease confirming the terms, conditions and provisions applicable by reason of the provisions of this subsection (c). The failure of Landlord and Tenant to timely execute such amendment shall not negate the exercise of the rights arising by reason of the giving of the Suite 310 Expansion Notice.

(ix) The Suite 310 Expansion Right shall be available only provided, and on condition that: (A) Tenant is not in default under this Lease beyond applicable notice and cure periods, either at the time the Suite 310 Expansion Notice is given or, at Landlord’s option, upon the date the Suite 310 Premises would otherwise be delivered to Tenant; and (B) the Tenant under this Lease shall be and have been at all times during the Lease Term either (x) the entity originally named as the Tenant in this Lease or (y) a Permitted Assignee (as defined in Section 7.2(c)); and (C) Tenant and its Permitted Transferees (as defined in Section 7.2(c)) are physically and personally occupying not less than fifty percent (50%) of the rentable area of the Premises (and no portion of the Premises occupied by any subtenant other than a Permitted Transferee shall be considered to be so occupied by Tenant).

2.3 (a) The Fourth Floor Premises and the Fifth Floor Premises are currently vacant, and Landlord shall deliver possession thereof to Tenant not later than October 1, 2012 (the “First Delivery Date”).

(b) The Suite 300 Premises, the Suite 310 Premises and the First Floor Premises are currently occupied by existing tenants. Landlord agrees to advise the existing tenant of the Suite 300 Premises, promptly following the full execution and delivery of this Lease, that Landlord will not renew or extend the term of such tenant’s lease. If Tenant exercises the First Floor Option, Landlord agrees to promptly advise the existing tenant of the First Floor Premises that Landlord will not renew or extend the term of such tenant’s lease. Landlord shall undertake diligent efforts to recover possession of the Currently Occupied Premises (as defined below) from the tenants therein, including the filing and diligent pursuit to conclusion of an unlawful detainer action as needed, and Landlord shall deliver possession of the Currently Occupied Premises to Tenant on the earliest practicable date, which the parties intend be on or before February 1, 2013 or such later date as Landlord recovers possession from such tenants (the “Second Delivery Date”). For purposes of this Section, the term “Currently Occupied Premises” shall mean and include the following: (x) the Suite 300 Premises; (y) if the Suite 310 Premises is added to the Premises pursuant to Section 2.2(b), the Suite 310 Premises, and (z) if the First Floor Option is exercised, the First Floor Premises. For purposes of this Lease, the “Initial Premises” shall mean and include the Currently Occupied Premises, the Fourth Floor Premises and the Fifth Floor Premises. If Landlord fails to deliver possession of the Currently Occupied Premises to Tenant by February 1, 2013, then:

(i) Upon the Rent Commencement Date, Tenant shall be required to commence payment of Base Rent only in respect of the Fourth Floor Premises and the Fifth Floor Premises, determined in the proportion that the rentable area thereof bears to entire rentable area of the Premises.

(ii) Commencement of payment of Base Rent in respect to the Currently Occupied Premises shall be deferred following the Rent Commencement Date for (a) a period equal to two (2) times the number of days between February 1, 2013 and March 31, 2013 or, if earlier, the date that Landlord delivers possession of the Currently Occupied Premises to Tenant; plus (b) if the Currently Occupied Premises have not been delivered to Tenant by March 31, 2013, a period equal to three (3) times the number of days between April 1, 2013 and June 30, 2013 (the “Currently Occupied Premises Outside Date”). Such deferral shall be in addition to, and not in lieu of, any free rental period described in Section 4.1(b).

(iii) In the event that Landlord shall fail to deliver possession of any portion of the Currently Occupied Premises to Tenant by the Currently Occupied Premises Outside Date, Tenant, at Tenant’s election, shall have the right to terminate the Lease in connection with such portion of the Currently Occupied Premises by providing notice to Landlord any time after the Currently Occupied Premises Outside Date of Tenant’s election to terminate this Lease with respect thereto. If Tenant provides said termination notice to Landlord with respect to:

(A) The Suite 300 Premises, then (I) Landlord and Tenant shall be released, as of such stated termination date, of all obligations under this Lease in connection with the Suite 300 Premises (with a proportionate reduction in the Base Rent, Improvements Allowance [with such reduction to be made by taking into account the Special Additional Allowance], Parking Allotment, minimum Parking Charge, and Tenant’s Proportionate Share), and (II) to compensate Tenant for the costs of locating and securing a lease for suitable alternative office space in place of the Suite 300 Premises, Landlord shall pay to Tenant the sum of Six Hundred Forty Thousand Dollars ($640,000.00);

(B) The Suite 310 Premises (if the Suite 310 Premises is added to the Premises pursuant to Section 2.2(b)), then (I) Landlord and Tenant shall be released, as of such stated termination date, of all obligations under this Lease in connection with the Suite 310 Premises (with a proportionate reduction in the Base Rent, Improvements Allowance [with such reduction to be made by taking into account the Special Additional Allowance], Parking Allotment, minimum Parking Charge, and Tenant’s Proportionate Share), and (II) to compensate Tenant for the costs of locating and securing a lease for suitable alternative office space in place of the Suite 310 Premises, Landlord shall pay to Tenant the sum of Sixty Thousand Dollars ($60,000.00); and

(C) The First Floor Premises (except where the Suite 310 Premises is added to the Premises pursuant to Section 2.2(b) and Tenant thereafter fails to timely exercise its First Floor Option), then Landlord and Tenant shall be released, as of such stated termination date, of all obligations under this Lease in connection with the First Floor Premises (with a proportionate reduction in the Base Rent, Improvements Allowance [with such reduction to include the entire $30,000 Special Additional Allowance], Parking Allotment, minimum Parking Charge, and Tenant’s Proportionate Share).

(iv) In the event that Landlord shall fail to deliver possession of the Currently Occupied Premises to Tenant by the Currently Occupied Premises Outside Date, Tenant, at Tenant’s election, shall have the right to terminate the Lease in connection with the entire Premises by providing notice to Landlord any time after the Currently Occupied Premises Outside Date, as of the date stated in said Tenant’s notice, and Landlord and Tenant shall be released of all obligations in connection with the Premises as of such stated termination date; except that Landlord shall pay to Tenant all out-of-pocket costs and expenses incurred by Tenant with respect to design and construction of the Tenant’s Work through the Currently Occupied Premises Outside Date in an amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

(c) Landlord shall deliver the Premises to Tenant in broom-clean condition and subject to and in accordance with the terms and conditions set forth in Exhibit B-1 hereto.

(d) From and after the First Delivery Date, in the Fourth Floor Premises and the Fifth Floor Premises, and from and after the Second Delivery Date, in the Currently Occupied Premises, Tenant shall have the right to undertake and pursue Tenant’s Work and installation of its cabling and furnishings, fixtures and equipment. Tenant shall not be required to pay any Base Rent or charges under this Lease from the First Delivery Date and Second Delivery Date through the Rent Commencement Date, other than as provided in Section 4.1(c).

(e) Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant move any of its employees into the Premises or commence any business operations therein or therefrom prior to June 1, 2013. Landlord agrees that Tenant’s employees that occupy or are present in the Premises prior to June 1, 2013 in connection with Tenant’s Work and installation of its cabling and furnishings, fixtures and equipment, shall not be deemed a commencement of Tenant’s business operations or trigger the Early Operating Period as defined in Section 4.1(c) below.

2.4 Tenant shall have a onetime right (the “Contraction Right”) to reduce the size of the Premises by giving back to Landlord the entirety of the Premises then covered by this Lease and located on the third floor of the Building (the “Third Floor Premises”), effective as of May 31, 2021 (the “Contraction Date”), upon and subject to the following terms and conditions:

(a) Tenant shall exercise the Contraction Right by written notice (the “Contraction Notice”) delivered to Landlord not later than May 31, 2020 and by paying to Landlord, not later than June 30, 2020, the sum of $778,437.52 or, if the Third Floor Premises is other than 17,101 rentable square feet as the result of the addition of the Suite 310 Premises or any ROFO Space or otherwise, a sum equal to $45.52 times the rentable square footage of the Third Floor Premises (the “Contraction Payment”). Tenant’s exercise of the Contraction Right shall be effective only provided, and on condition that, the Contraction Payment is made by such date.

(b) In the event that Tenant effectively exercises the Contraction Right as set forth above: (i) Tenant shall surrender possession of the Third Floor Premises to Landlord not later than the Contraction Date, in the manner provided in this Lease for the surrender of the Premises at the expiration of the Lease Term; (ii) Base Rent shall cease to be payable in respect of the Third Floor Premises upon the Contraction Date or, if later, the date Tenant so surrenders possession of the Third Floor Premises to Landlord, and thereafter the Base Rent payable hereunder shall be reduced in the proportion that the rentable area of the Third Floor Premises bears to the entire rentable area of the Premises; (iii) the obligation of Tenant to pay a share of increases in Operating Charges and Real Estate Taxes in respect of the Third Floor Premises shall cease as of the later of such dates; and (iv) the Security Deposit Amount shall immediately be reduced based on the proportion that the rentable area of the Third Floor Premises bears to the entire rentable area of the Premises. In connection with the exercise of the Contraction Right, Landlord and Tenant shall promptly enter into a commercially reasonable written amendment to this Lease confirming the terms, conditions and provisions applicable by reason of the exercise of such right, as determined in accordance herewith. The failure of Landlord and Tenant to timely execute such amendment shall not negate the exercise of the Contraction Right.

(c) The Contraction Right shall be available only provided, and on condition that: (i) Tenant is not in default with respect to the payment of Base Rent, additional rent or other sum due and owing under this Lease beyond applicable notice and cure periods, either at the time Tenant gives the Contraction Notice or, at Landlord’s option, upon the Contraction Date; and (ii) the Tenant under this Lease shall be either (A) the entity originally named as the Tenant in this Lease or (B) a Permitted Assignee. Subject to the due and timely exercise of the Contraction Right, and subject to satisfaction of the above conditions, acceptance of the Contraction Payment by Landlord shall constitute the parties’ irrevocable modification of the Expiration Date with respect to the Third Floor Premises.

2.5 Tenant shall have a right of first offer to lease (the “ROFO”) in respect of certain premises located on the third and fifth floors of the Building, upon and subject to the following terms and conditions:

(a) If any premises located on the third floor or the fifth floor of the Building is or will become Available (as defined below) within eighty-four (84) months following the Rent Commencement Date, Landlord shall make a written offer to Tenant (a “Landlord ROFO Notice”) to lease to Tenant such space (“ROFO Space”). For this purpose, premises shall not be considered to be “Available” if the same are subject to a written expansion right, renewal right, right of first offer or refusal, or similar right in favor of a third party that was granted by Landlord prior to the execution of this Lease by Landlord and Tenant, including any realization of such written contractual right on a negotiated basis (rather than by formal exercise of its right by the third party) (the “Superior Rights”). Landlord hereby warrants that the only Superior Rights are as follows: (i) the rights of Hutton & Wilson in respect of Suite 310 consisting of approximately 3,605 rentable square feet; (ii) the rights of United States of America (Department of Labor-GSA) in respect of Suite 320 consisting of approximately 3,557 rentable square feet; (iii) the rights of Evolution Robotics, Inc. in respect of Suite 340 consisting of approximately 11,109 rentable square feet; (iv) the right of the City of Pasadena in respect of Suite 350 consisting of approximately 9,862 rentable square feet; and (v) the rights of Premier Office Centers, LLC in respect of Suite 500 consisting of approximately 19,480 rentable square feet. With regard to an existing tenant or occupant (or an affiliate thereof) of premises located on the third or fifth floor of the Building who does not have Superior Rights to extend or renew its lease (an “Incumbent Tenant”), Landlord shall be required to deliver to Tenant a Landlord ROFO Notice for such Incumbent Tenant’s premises prior to offering the Incumbent Tenant any extension or renewal with respect to such space; provided that such Landlord ROFO Notice shall not be delivered to Tenant prior to the date that is thirteen (13) months prior to the date such ROFO Space is to become available to Tenant. If, after receiving such Landlord ROFO Notice concerning the Incumbent Tenant’s premises, Tenant fails to duly and timely give Tenant’s Exercise Notice in respect thereof as provided below, Landlord may negotiate a renewal or extension with the Incumbent Tenant, whereupon such renewal or extension shall constitute Superior Rights.

(b) Each Landlord ROFO Notice shall set forth the following: (i) the available ROFO Space (and the Parking Allotment attributable to the ROFO Space shall be determined by reference to the area of such space in accordance with Section 1.13 hereof); (ii) the availability date (or estimated availability date) thereof; (iii) the Base Rent (including any annual escalations therein); and (iv) those other economic and business terms (specifically any tenant improvement allowance and concessions, such as any rent abatement, which Landlord is offering the marketplace or other tenants for other space in the Building, or which other landlords are offering in the marketplace for comparable spaces in comparable buildings) on which Landlord intends to offer the ROFO Space to the marketplace (taking into account that the term pursuant to which Tenant has the right to lease the ROFO Space hereunder may differ from the lease term that Landlord intends to offer to third parties); provided, however, if Tenant’s Exercise Notice (as defined below) is given within the first twelve (12) months following the Rent Commencement Date, the ROFO Space shall be leased to Tenant on the same effective economic terms (including but not limited to the Base Rent) as provided for in this Lease for the Premises originally demised hereunder, determined on a per square foot basis, and with an improvements allowance determined by reference to the per rentable square foot Improvements Allowance provided in Section 1.7 hereunder, in the proportion that the period from rental commencement on the ROFO Space to the Expiration Date bears to the period from the Rent Commencement Date to the Expiration Date.

(c) Tenant shall have the right to lease all, and not less than all, of the ROFO Space described in any Landlord ROFO Notice by written notice to Landlord (“Tenant’s Exercise Notice”) given not later than ten (10) days after such Landlord ROFO Notice is given. If the ROFO is not timely exercised by Tenant as to any ROFO Space the first time such space is presented to Tenant pursuant to a Landlord ROFO Notice (or if the conditions set forth in subsection (e) of this Section shall not be satisfied as of the date that Landlord would otherwise have given a Landlord ROFO Notice in respect of any ROFO Space), the ROFO shall thereupon terminate as to such ROFO Space, and Landlord may thereafter lease the ROFO Space without notice to Tenant and free of any right of Tenant. Landlord and Tenant may agree to a lease of the ROFO Space upon such other terms and conditions as they may determine to be mutually agreeable, but no request for the consideration of other terms or negotiations in respect thereof shall extend the date by which Tenant’s Exercise Notice must be given, other than as may be provided in a written agreement executed and delivered by both parties.

(d) If Tenant effectively exercises the ROFO for any ROFO Space, such ROFO Space shall be added to the Premises under the same terms and conditions covered by this Lease except for the following terms and conditions: (i) the Base Rent for the ROFO Space shall be as set forth in the applicable Landlord ROFO Notice, with the Base Year for purposes of determining the share of Operating Charges and Real Estate Taxes attributable to the ROFO Space to be the calendar year in which the lease of the ROFO Space commences (except that Tenant shall have no obligation to pay its share of Operating Charges and Real Estate Taxes increases attributable to the ROFO Space during the initial twelve (12) months of the term for the leased ROFO Space), and the Security Deposit Amount then in effect shall be increased in the proportion that the monthly Base Rent for the ROFO Space bears to the monthly Base Rent for the Premises hereunder prior to the addition of the ROFO Space, and the leasing of the ROFO shall include any concessions specified in the Landlord ROFO Notice; (ii) rentals and charges shall commence to be payable in respect of the ROFO Space on the first to occur of (A) the 121st day following the date on which the ROFO Space is delivered by Landlord to Tenant and (B) the date upon which Tenant commences business operations in any portion of the ROFO Space; (iii) Tenant shall accept the ROFO Space in “AS-IS” condition (subject to the obligations of Landlord set forth in this Lease to maintain and repair the Premises and the Building Structure and Systems), and Landlord shall have no obligation whatsoever to prepare the same for use by Tenant, or pay or reimburse Tenant for any costs or expenses incurred in connection with the remodeling or alteration thereof, except for any tenant improvement allowance specified in the Landlord ROFO Notice; and (iv) from and after the lease of the ROFO Space commences and continuing for the remainder of the Lease Term, the same shall be and constitute a part of the Premises covered by this Lease. If Tenant has exercised a ROFO in accordance with the terms hereof, Landlord and Tenant shall promptly enter into a commercially reasonable written amendment to this Lease confirming the terms, conditions and provisions applicable to Tenant’s lease of the ROFO Space. The failure of Landlord and Tenant to timely execute such amendment shall not negate the exercise of the ROFO.

(e) The ROFO shall be available only provided, and on condition that: (i) Tenant is not in default under this Lease beyond applicable notice and cure periods, either at the time Landlord would otherwise have given a Landlord ROFO Notice, at the time Tenant gives Tenant’s Exercise Notice or, at Landlord’s option, upon the date the ROFO Space would otherwise be delivered to Tenant; and (ii) the Tenant under this Lease shall be and have been at all times during the Lease Term either (A) the entity originally named as the Tenant in this Lease or (B) a Permitted Assignee; and (iii) Tenant and its Permitted Transferees are physically and personally occupying not less than fifty percent (50%) of the rentable area of the Premises (and no portion of the Premises occupied by any subtenant other than a Permitted Transferee shall be considered to be so occupied by Tenant).

ARTICLE III

TERM

3.1 All of the provisions of this Lease shall be in full force and effect from and after the date this Lease is mutually executed by and delivered to Landlord and Tenant. The Lease Term shall commence on the Rent Commencement Date and expire at 11:59 P.M. on the Expiration Date set forth in Section 1.5, subject to the provisions of Sections 3.3 and 3.4 below. The entry by Tenant and its employees, consultants and contractors onto the Premises prior to commencement of the Lease Term shall be upon and subject to all of the terms and conditions set forth in the Lease other than payment of rents and charges that, under the terms of this Lease, are payable only upon or following the Rent Commencement Date.

3.2 [Intentionally omitted.]

3.3 Tenant shall have a one-time right to terminate this Lease (the “Early Termination Right”), effective upon and as of May 31, 2021 (the “Early Termination Date”), upon and subject to the following terms and conditions:

(a) Tenant shall exercise the Early Termination Right by written notice (the “Early Termination Notice”) delivered to Landlord not later than May 31, 2020 and by paying to Landlord, not later than June 30, 2020, the sum of $3,950,680.80 or, if the Premises is other than 86,790 rentable square feet as the result of the addition of the Suite 310 Premises or any ROFO Space or otherwise, a sum equal to $45.52 times the rentable square footage of the Premises (the “Termination Payment”). Tenant’s exercise of the Early Termination Right shall be effective only provided, and on condition that, such Termination Payment is made by such date.

(b) In the event that Tenant exercises the Early Termination Right as set forth herein, the Lease Term of this Lease shall end and terminate as of the Early Termination Date, in the same manner as if the same were the Expiration Date originally set forth herein.

(c) The Early Termination Right shall be available only provided, and on condition that: (i) Tenant is not in default with respect to the payment of Base Rent, additional rent or other sum due and owing under this Lease beyond applicable notice and cure periods, either at the time Tenant gives the Early Termination Notice or, at Landlord’s option, upon the Early Termination Date; and (ii) the Tenant under this Lease shall be either (A) the entity originally named as the Tenant in this Lease or (B) a Permitted Assignee. Subject to the due and timely exercise of the Early Termination Right, and subject to satisfaction of the above conditions, acceptance of the Termination Payment by Landlord shall constitute the parties’ irrevocable modification of the Expiration Date with respect to the Premises.

3.4 Tenant shall have two (2) options to extend the Lease Term of this Lease (each, an “Extension Option”), each for a period of five (5) years (each, an “Extension Term”), upon and subject to the following terms and conditions:

(a) Tenant shall exercise an Extension Option by written notice (the “Extension Notice”) delivered to Landlord not earlier than sixteen (16) months nor later than twelve (12) months prior to (i) the Expiration Date (in the case of the first Extension Option), or (ii) the end of the first Extension Term (in the case of the second Extension Option). If an Extension Option is not so exercised, all Extension Options shall thereupon expire and terminate.

(b) The Base Rent payable during any Extension Period shall be equal to the then “Prevailing Market Terms,” which shall mean the base rent (including any base rent escalations) at which tenants are leasing non-subleased, non-encumbered, non-equity space, for a comparable lease term and otherwise upon the terms applicable to the lease of the Premises under this Lease, in arm’s length transactions in the Pasadena Central Business District that involved tenants comparable to Tenant in terms of size, credit quality and stature and are in buildings comparable to the Building, as follows (the “Comparable Buildings”): 2 N. Lake Avenue, 35 N. Lake Avenue; 155 N. Lake Avenue; 300 N. Lake Avenue; 301 N. Lake Avenue; 225 S. Lake Avenue; 251 S. Lake Avenue and 888 E. Walnut Street. The determination of Prevailing Market Terms shall include establishing a new base year for increases in Operating Expenses and Real Estate Taxes and determining whether there will be any “cap” on Operating Expenses during the Extension Term. The determination of Prevailing Market Terms shall be made by reference to market transactions occurring or entered into during the nine (9) months prior to Tenant’s delivery of the Extension Notice and shall determine a base rent net of leasehold improvement allowances, leasing commissions, free rent and other concessions such as abated parking charges, moving allowances, and similar credits (and no such allowances, commissions, free rent or other concessions shall be available to Tenant or payable by Landlord under this Lease in respect of the Extension Option), taking into account the annual three percent (3%) increases in Base Rent required pursuant to subsection (d) of this Section. Landlord shall give Tenant written notice of the Prevailing Market Terms, including yearly escalations, within thirty (30) days after Landlord’s receipt of the Extension Notice. If Tenant disagrees with Landlord’s determination of the Prevailing Market Terms, Tenant shall notify Landlord of such disagreement within twenty (20) days after receipt of Landlord’s determination of the Prevailing Market Terms, which notice shall set forth Tenant’s determination of the Prevailing Market Terms. If Tenant fails to so notify Landlord of Tenant’s disagreement and Tenant’s determination of Prevailing Market Terms within said 20-day time period, Landlord’s determination of the Prevailing Market Terms shall be binding on Tenant. If Tenant notifies Landlord within said 20-day time period that Landlord’s determination of the Prevailing Market Terms is not acceptable to Tenant together with Tenant’s determination of Prevailing Market Terms, Landlord and Tenant shall, during the thirty (30) day period after Tenant’s notice, attempt to agree on the Prevailing Market Terms. If Landlord and Tenant are unable to agree during said 30-day time period, Tenant, at Tenant’s option exercised by written notice to Landlord not later than three (3) Business Days following the end of said 30-day period, shall either: (A) accept Landlord’s determination of the Prevailing Market Terms or (B) submit both parties’ determination of Prevailing Market Terms to binding appraisal as provided below. If Tenant fails to so notify Landlord of Tenant’s election under the preceding sentence within such 3-Business Day period, Tenant shall be deemed to have elected to submit the determination of Prevailing Market Terms to binding appraisal.

(c) In the event Tenant elects (or is deemed to have elected) to submit the determination of the Prevailing Market Terms to binding appraisal, Landlord and Tenant shall each, within ten (10) days after such election, by written notice to the other, appoint an independent and qualified M.A.I. appraiser with not less than ten (10) years’ experience with office leases in the area in which the Building is located. Each of such appraisers shall, within twenty (20) days after appointment, give written notice to both parties of the appraiser’s determination of Prevailing Market Terms. During the ten-day period after the appraisers’ determinations, Landlord and Tenant shall meet and confer and attempt to agree upon the Prevailing Market Terms. If they are unable to agree, the two appraisers shall appoint an independent M.A.I. appraiser with not less than ten (10) years experience with office leases in the area in which the Building is located or, if the appraisers cannot agree on an independent appraiser, either may apply to the Court of general jurisdiction of the County in which the Building is located for the designation of an appraiser meeting the foregoing qualifications. Within thirty (30) days after appointment, the third appraiser shall advise the parties in writing of his or her determination of Prevailing Market Terms, which determination shall be not less than the amount indicated by Tenant’s appointed appraiser nor more than the amount indicated by the Landlord’s appointed appraiser, and which determination of Base Rent shall be binding upon the parties. Each party shall pay the fees and expenses of the appraiser appointed by it and one-half of the fees and expenses of the third appraiser, if any.

(d) Any and each Extension Period shall be on the same terms and conditions set forth herein, except that: (i) Tenant shall accept the Premises in its “AS-IS” condition (subject to any obligations by Landlord to maintain or repair the Premises as set forth in the Lease) and Landlord shall have no obligation to remodel the same or provide any allowance or other reimbursement for any remodeling by Tenant; (ii) Tenant may exercise the Extension Option only with respect to either (A) all of the Premises, or (B) all of the Fourth Floor Premises, the Fifth Floor Premises and any other premises then covered by this Lease and located on the fifth floor of the Building; (iii) Tenant shall not have any right to terminate this Lease during the Extension Period; (iv) Base Rent shall be adjusted annually at a rate of three percent (3%); and (v) each Extension Option, once exercised, cannot be exercised again. In connection with the exercise of an Extension Option, Landlord and Tenant shall enter into a written amendment to this Lease on commercially reasonable terms confirming the terms, conditions and provisions applicable to the Extension Period, as determined in accordance herewith. Neither Tenant’s nor Landlord’s failure to execute such amendment shall negate or otherwise affect the exercise of the Extension Option.

(e) Each Extension Option shall be available only provided, and on condition that, at the time Tenant gives the Extension Notice: (i) Tenant is not in default under this Lease beyond applicable notice and cure periods; and (ii) the Tenant under this Lease shall be either (A) the entity originally named as the Tenant in this Lease or (B) a Permitted Assignee; and (iii) Tenant and its Permitted Transferees are physically and personally occupying not less than fifty percent (50%) of the rentable area of the Premises (and no portion of the Premises occupied by any subtenant other than a Permitted Transferee shall be considered to be so occupied by Tenant).

ARTICLE IV

BASE RENT

4.1 (a) From and after the Rent Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during the Lease Term, subject to the provisions of Section 4.1(b) below.

(b) Notwithstanding the foregoing, Tenant shall not be required to pay Base Rent to Landlord in respect of the Initial Premises (as defined in Section 2.3(b) above) for the following months of the Lease Term: (i) months two (2) through six (6), inclusive; (ii) months thirteen (13) through seventeen (17), inclusive; and (iii) months ninety-five (95) through ninety-eight (98), inclusive (for an aggregate of fourteen (14) months). The abatement of Base Rent attributable to portions of the Premises other than the Initial Premises shall be as follows: (A) if the Suite 310 Premises shall have been added to the Premises by reason of exercise of the Suite 310 Expansion Option, in accordance with the abatement applicable pursuant to Section 2.2(c)(v)(B); and (B) if any ROFO Space shall have been added to the Premises by reason of exercise of the any ROFO, in accordance with the abatement, if any, applicable pursuant to Section 2.5(b)(iv).

(c) In the event that Tenant commences to conduct business operations in any portion of the Premises after June 1, 2013 (Tenant acknowledging that it is not permitted to commence such operation prior to such date) and prior to the Rent Commencement Date, Tenant shall pay to Landlord, during the period that Tenant is so operating (the “Early Operating Period”) and in lieu of any Base Rent, an amount equal to $0.84 per month per rentable square foot of the portion of the Premises in which such operations are conducted (the “Early Operating Period Rent”), with the Early Operating Period Rent to be prorated for any partial month of such early operation.

4.2 Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable for the first month of the Lease Term in the amount of $208,296.00 (the “First Month’s Rent”), which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable for the first month of the Lease Term, and Tenant shall pay such prorated installment of the Base Rent on the Rent Commencement Date.

4.3 All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that, following a notice to Tenant of any default, any payment in partial or full payment of any outstanding amount under this Lease shall only be made personally to the address specified in such notice of default, or in such other manner as such notice may direct. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

4.4 Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1 For purposes of this Article V, the term “Building” shall be deemed to include the Land, the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping, alleys and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, Landlord shall prorate the common expenses and costs with respect to each such building or parcel of land in its sole but reasonable judgment.

5.2 (a) From and after August 1, 2014, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount, if any, by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount. Tenant’s Proportionate Share with respect to Operating Charges set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.14, and the denominator of which is the number of square feet of Total Area in the Building as set forth in Section 1.3 herein.

(b) If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Operating Charges Base Year) all additional expenses, as commercially reasonably estimated by Landlord on a basis consistent with any such estimates included for prior years, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for such utilities or services furnished to such premises.

(c) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount, subject to Section 5.2(d) below. No later than July 1, 2014, and thereafter annually at the beginning of each calendar year, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit to Tenant a written Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such Reconciliation Statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent within thirty (30) days of delivery of such Reconciliation Statement.

(d) Notwithstanding anything to the contrary contained in the Lease, for purposes of calculating Tenant’s Proportionate Share of Operating Charges, the amount of the Controllable Operating Charges (as defined below) shall not be increased by more than five percent (5%) per year on a cumulative basis, determined in the manner provided below. Accordingly, for 2014 and each subsequent calendar year of the Term, the amount of the Controllable Operating Charges used for purposes of such calculation shall not be greater than the Controllable Operating Charges for the 2013 calendar year (the “Initial Amount”) multiplied by a number of factors of 1.05 equal to the number of calendar years from 2013 to the year for which Controllable Operating Charges are being determined. For example, the amount of the Controllable Operating Charges used in calculating Tenant’s Proportionate Share of Operating Charges shall not be greater than the following amounts: in 2014, the Initial Amount times 1.05; in 2015, the Initial Amount times 1.05 times 1.05; in 2016, the Initial Amount times 1.05 times 1.05 times 1.05; etc. The term “Controllable Operating Charges” shall mean all Operating Charges except for utilities and insurance paid and incurred by Landlord for the Building and the Land.

5.3 (a) From and after August 1, 2014, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount, subject to the provisions set forth in Section 5.5 herein. Tenant’s Proportionate Share with respect to Real Estate Taxes set forth in Article I has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises as set forth in Section 1.14, and the denominator of which is the number of square feet of Total Area in the Building as set forth in Section 1.3 herein. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord’s prior written consent. Landlord represents to Tenant that the Real Estate Taxes Base Amount is not presently affected by a Proposition 8 reduction.

(b) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. No later than July 1, 2014, and thereafter annually at the beginning of each calendar year, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s commercially reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). Not more than twice during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit to Tenant a written Reconciliation Statement for Real Estate Taxes showing (1) Tenant’s Proportionate Share of the amount, if any, by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such Reconciliation Statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent within thirty (30) days of delivery of such Reconciliation Statement.

(c) Prior to any reassessment of the Building and Land by reason of a Change of Ownership (as defined below in Section 5.5), the following provisions shall apply only in the event that a Proposition 8 reduction in the taxable value of real property affects Real Estate Taxes during either the Real Estate Taxes Base Year or any subsequent year prior to such a reassessment:

(i) If a Proposition 8 reduction is in effect during the Real Estate Taxes Base Year, then the amount due from Tenant pursuant to this Lease in respect of any subsequent year for increases in Real Estate Taxes shall be determined by reference to the Real Estate Taxes for such subsequent year (as billed by reference to the assessed valuation for such year) whether the assessment for such year continues to reflect any portion of the Proposition 8 reduction or is made in some other manner; provided, however, that the property taxes and assessments component of Real Estate Taxes shall not exceed the Maximum Tax Increase Amount. For purposes of this subsection (c)(i), the term “Maximum Tax Increase Amount” shall mean the cumulative increase in property taxes and assessments (a component of Real Estate Taxes) over the Base Year amount, as determined by application of the Proposition 13 formula pursuant to which the property tax assessments are calculated in reference to a “taxable value of real property” (as provided in California Revenue and Tax Code Section 51) equal to the sum of (a) the Proposition 13 base year value for the Land and Building, plus (b) cumulative increases in property value of no greater than two percent (2%) per annum over the Proposition 13 base year value.

(ii) If no Proposition 8 reduction is in effect during the Real Estate Taxes Base Year, but a Proposition 8 reduction is subsequently obtained by Landlord, then the Real Estate Taxes shall be calculated by taking into account such Proposition 8 reduction; provided, however, that in calculating the amount of Real Estate Taxes, Landlord shall be permitted to include costs and expenses incurred by Landlord in securing and maintaining such Proposition 8 reduction.

In no event shall any reduction of the Real Estate Taxes for any year below the amount of the Real Estate Taxes Base Amount, whether by reason of a Proposition 8 reduction or otherwise, result in any reduction in the Base Rent or any credit or payment being due Tenant with respect to Base Rent or other amount due from Tenant to Landlord under this Lease.

(d) Notwithstanding the foregoing provisions of this Section, Landlord may elect, at its option, to allocate any gross receipts or other direct or indirect levy or assessment on rents or income from the Property by reference to the amount thereof attributable to payments made by Tenant under this Lease, and, if Landlord has so elected, Real Estate Taxes shall not include the gross receipts or other taxes allocated in such manner.

5.4 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

5.5 With regard to a transaction constituting a “change in ownership” of the Building and Land under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election) and related laws and regulations (a “Change in Ownership”), the terms set forth in this Section shall apply to any increase in Real Estate Taxes resulting from the reassessment (the “Reassessment Subject to Limitation”) made by reason of the any and each Change in Ownership occurring during the period of five (5) years beginning on the Rent Commencement Date (the “Exclusion Period”).

(a) For purposes of this Section, the term “Excluded Prop 13 Increase” shall mean that portion of the Real Estate Taxes during the Exclusion Period, as calculated immediately following the Reassessment Subject to Limitation, which is attributable solely to the Reassessment Subject to Limitation. Accordingly, the Excluded Prop 13 Increase shall not extend to or include any portion of the Real Estate Taxes, as calculated immediately following the Reassessment Subject to Limitation, that is:

(i) attributable to the assessed valuation of the Premises prior to the Reassessment Subject to Limitation; or (ii) attributable to the annual inflationary increase in real property assessed valuation (which inflationary increase is, as of the date hereof, 2% per year).

(b) Subject to the provisions of subsection (c) of this Section, the amount payable by Tenant under this Lease in respect of Real Estate Taxes during the Exclusion Period shall not include any portion of the Excluded Prop 13 Increase.

(c) Upon notice to Tenant, Landlord shall have the right to eliminate the effect of the foregoing provisions of this Section relating to the Excluded Prop 13 Increase attributable to a Reassessment Subject to Limitation by payment to Tenant of an amount (the “Tax Exclusion Recapture Payment”) equal to the amount of the Excluded Prop 13 Increase attributable to each full or partial month remaining in the Exclusion Period as of the date of such payment to Tenant, discounted to present value at a rate of six percent (6%) per annum. For purposes of calculating the amount of the Tax Exclusion Recapture Payment, it shall be assumed that the tax rate and rate of annual inflationary increases in assessed valuation (which inflationary increase is, as of the date hereof, 2% per year), as in effect upon the date of the payment, will continue for the remainder of the Exclusion Period.

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes (except that medical-related office use that does not involve any patient visits or the handling of any tissue or other samples shall be permitted) and ancillary uses related to Tenant’s business operations compatible with first class office buildings in vicinity in which the Building is located, and including storage, training activities, and laboratory rooms for software development and testing (so long as such laboratory use is of the type and character typically conducted in general business offices and does not, in any event, involve the handling or use of chemicals, medications, medical or biological materials, or any other materials or substances for which containment, ventilation or other special facilities may be appropriate). Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord at its expense (subject to reimbursement pursuant to Article V, if and to the extent permitted thereby) shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all Tenant’s machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant’s sole expense. If any Law requires an occupancy or use permit for the Premises because of the particular nature of the business conducted by Tenant at the Premises, or if any Law requires Tenant to obtain a business license or other permit in connection with Tenant’s operation of its business, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Without limiting the generality of any of the foregoing: Tenant, at its expense, shall install and maintain fire extinguishers in the Premises and other fire protection devices (other than Building Structure and Systems and Premises FLS Equipment) as may be required with respect to Tenant’s use of the Premises from time to time by any agency having jurisdiction thereof; and Tenant at its sole cost and expense shall be solely responsible for taking any and all measures in the Premises which are required to comply with the ADA concerning the Premises (including suite entry doors and related items) and the business conducted therein. Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for either (a) the sale of goods to members of the public at large for where such sale involves the presence of any customer in or about the Premises, or (b) the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.

6.2 Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3 Tenant shall not allow, cause or permit any Hazardous Materials at levels in violation of Environmental Laws to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, except that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a “reportable quantity” as defined in 40 C.F.R. 302 and 305, as amended. At the expiration or earlier termination of this Lease, with respect to conditions caused by Tenant or resulting from Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, Tenant shall surrender the Premises to Landlord free of Hazardous Materials in levels in violation of Environmental Laws and in compliance with all Environmental Laws with respect to any Hazardous Materials brought into the Premises by (or at the direction of) Tenant; provided however that Tenant shall not be obligated to remove any Hazardous Materials existing in or on the Premises as of the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant. Tenant shall: (i) give Landlord immediate verbal and follow up written notice of any known actual or threatened Environmental Default with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws, subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; except that no failure of Landlord to consent shall prevent Tenant from complying with Environmental Laws or the valid order of any governmental or quasi governmental agency; and (ii) promptly deliver to Landlord copies of any notices or other items received by Tenant from, or known by Tenant to have been submitted to, any governmental or quasi governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same.

6.4 To the knowledge of Landlord, the existing improvements in the Premises and Building do not contain any Hazardous Materials at levels in violation of Environmental Laws, and there are no other violations of Environmental Laws at the Premises or the Building.

6.5 Tenant shall have no obligation to investigate or remediate any Hazardous Materials located in or as part of the base, shell and core of the Building as of the First Delivery Date or in any areas located outside the Premises that were not placed thereon or therein by Tenant or any of Tenant’s Agents.

6.6 Landlord shall not cause any Hazardous Materials in levels in violation of Environmental Laws to be introduced in, on or under the Premises or Building by Landlord or any of Landlord’s Agents in violation of Environmental Laws in effect at the time of such introduction. In addition, Landlord shall indemnify, defend and hold Tenant harmless from and against, and Operating Charges shall not include, the cost of remediation of any Hazardous Materials to the extent (a) existing on those portions of the Building as of the date of execution of this Lease in violation of applicable Environmental Laws at such time, (b) resulting from Landlord’s breach of its representations and/or covenants set forth herein, and/or (c) any Hazardous Materials in, on or under the Premises or Building introduced by Landlord following the date of execution of this Lease in violation of applicable Environmental Laws at such time. Tenant shall indemnify, defend and hold Landlord harmless from and against the cost of remediation of any Hazardous Materials to the extent resulting from Tenant’s breach of its representations and/or covenants set forth herein. Such indemnities shall survive the expiration or earlier termination of this Lease.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Provided no Event of Default exists under this Lease after applicable notice and cure periods, and subject to Landlord’s rights and Tenant’s obligations pursuant to Sections 7.3 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting (as defined below) of the entire or a portion of the Premises or assignment (as defined below) of the Lease in its entirety; otherwise, Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion. Landlord shall notify Tenant whether Landlord consents to any assignment or sublet within fifteen (15) Business Days after Landlord’s receipt of the Tenant’s Sublease Request Notice and all other information required to be delivered by Tenant to Landlord in connection with such proposed Transfer as set forth in this Article VII. In the event that Landlord fails to so notify Tenant within such fifteen (15)

Business Day period, and if such failure continues for an additional five (5) Business Days after Landlord’s receipt from Tenant of a second notice specifically referring to this Section and stating that Landlord’s failure to respond will be considered deemed consent to the assignment or sublease, then Landlord shall be deemed to have consented to the assignment or sublet described in Tenant’s Sublease Request Notice. For purposes of the preceding sentence, it shall be reasonable for Landlord to withhold its consent if (by way of illustration and not limitation): (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) the financial condition of the proposed subtenant or assignee is insufficient to meet the obligations of Tenant under this Lease as they become due; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (v) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction). No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent (or deemed consent as provided above) of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent (or deemed consent as provided above) thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default by Tenant under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to five hundred dollars ($500) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) actually incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord’s receipt of such sums shall be a condition to Landlord providing such consent. Notwithstanding the foregoing, Tenant shall not be required to reimburse any amount in excess of $2,500 for attorneys’ fees of Landlord in connection with a request for consent to a routine assignment or sublease transaction, and Tenant acknowledges that a transaction will not be considered routine if it involves a request to amend any terms of this Lease, a request for approval of non-cosmetic alterations, a request for other special consents or approvals under this Lease, any credit enhancements (such as guarantees or letters of credit) arising in light of transferee’s financial condition, or other arrangements, provisions, approvals or consents particular to the transfer and not arising in all or essentially all other similar transfers. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully executed copy of each agreement evidencing a sublease, assignment or mortgage, within fifteen (15) days after execution thereof.

7.2 (a) If Tenant is or becomes a partnership or a limited liability company, then (i) any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, (ii) any withdrawal or change (whether voluntary, involuntary or by operation of law) of the partners or members, as applicable, that results in a change in the effective ownership or control of Tenant (including as resulting from a change in general partner or manager, as applicable), or (ii) any structural or other change having the effect of limiting the liability of the partners shall be deemed an assignment of this Lease subject to the provisions of this Article.

(b) If Tenant is or becomes a corporation or a partnership with a corporate general partner, then the following shall be deemed an assignment of this Lease subject to the provisions of this Article: (i) an event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner); or (ii) the sale or transfer or relinquishment of the interest of any shareholder or group of related or affiliated shareholders that results in a change in the effective ownership or control, provided, however, that neither a disposition nor an acquisition by the shareholder (or group of related or affiliated shareholders) who, as of the date of this Lease, are the largest shareholder (or shareholder group) of Tenant shall be deemed an assignment. Notwithstanding anything to the contrary contained in this Lease, if Tenant is a corporation whose stock is publicly traded through a national or regional exchange or over the counter market, no change in the ownership or control of Tenant or Tenant’s capital stock shall be deemed an assignment or sublease under the Lease, including without limitation (A) issuance of additional shares in Tenant, (B) the registration and/or sale of Tenant’s shares in any further public offerings, or (C) a transaction pursuant to which all or substantially all of the Tenant’s stock is acquired in a buyout transaction or pursuant to which Tenant is “taken private.”

(c) Notwithstanding anything contained in this Article VII to the contrary, and provided no Event of Default, after applicable notice and cure period, exists hereunder, Tenant may, upon not less than fifteen (15) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal relationship of Tenant and the proposed assignee, transferee or subtenant and all pertinent ownership and control information confirming that the proposed transferee is an Affiliate of Tenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Section 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant (with an Affiliate of Tenant who has so succeeded to the entire interest herein, referred to as a “Permitted Assignee” and an Affiliate of Tenant who is such a subtenant or assignee of Tenant referred to herein as a “Permitted Transferee”), provided that such Affiliate of Tenant shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI hereof. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a Tenant’s Sublease Request Notice.

7.4 [Intentionally omitted]

7.5 If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (including marketing fees, brokerage commissions, new tenant improvements constructed specifically for the subtenant or assignee, tenant improvement allowances provided to the subtenant or assignee, and legal fees, but excluding any costs attributable to vacancy periods or “downtime”) reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent provided that Tenant has received such payment from the subtenant or assignee. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord, at Landlord’s sole cost, shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a commercially reasonable document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

7.7 Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed subtenant or assignee claims that Landlord has unreasonably withheld or delayed its consent or otherwise has breached or acted unreasonably under this under this Article VII, the sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or a declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed subtenant or assignee.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements (excluding to the Building Structure and Systems or the Premises FLS Equipment [as defined in Section 8.2 below] and excluding the work Landlord is responsible to perform pursuant to Section 8.2(b) below), and perform all maintenance, in and to the Premises (excluding the Building Structure and Systems or the Premises FLS Equipment and excluding the work Landlord is responsible to perform pursuant to Section 8.2(b) below) to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, well-ventilated and moisture controlled (subject to the Building Structure and Systems being in good working order), and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall likewise maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto. Tenant shall also maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor, if any, which contracts shall be kept in force for each supplemental HVAC unit installed or used by Tenant. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition, equal or similar to that on the Rent Commencement Date (subject to any Alterations completed by Tenant during the Term of the Lease and not required to be removed by Tenant pursuant to the terms hereof), except for ordinary wear and tear and as otherwise provided in Article XIII or Article XVII. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any negligent act or omission of Tenant or any Agent of Tenant, shall be repaired by and at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed thirty (30) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V). All other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at Tenant’s expense.

8.2 Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Article V if and to the extent permitted thereby) shall: (a) keep all the Building Structure and Systems and the Premises FLS Equipment (as defined below), clean, attractive and in good operating condition consistent with the standards applicable to other comparable Class-A office buildings of similar quality in the Pasadena market; and (b) perform such other work to the mechanical, electrical, HVAC and plumbing systems in the Premises as Landlord provides to other commercial office tenants of the Building without direct charge to such tenants (excluding pursuant to such reimbursement) or as is customarily performed without direct charge to commercial office tenants (excluding pursuant to such reimbursement) by institutional owners and managers of other comparable Class-A office buildings of similar quality in the Pasadena market, in accordance with the industry custom and practice applicable to the performance by landlords of repair and maintenance in the premises of tenants in such buildings. Landlord shall, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. For this purpose, “Premises FLS Equipment” shall mean fire and life safety equipment within the Premises to the extent generally required for use as commercial offices (such as sprinkler systems and fire alarms required for general office use) but not including any equipment required or desired for particular activities or installations of Tenant (such as a separate fire and life safety panel for a server room). Notwithstanding any of the foregoing to the contrary: (i) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (ii) Landlord shall have no obligation to make any repairs whatsoever brought about by any negligent act or omission or the willful misconduct of Tenant or any Tenant’s Agent. Tenant hereby waives any and all rights under and benefits of Section 1932, Subdivision 1 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect; provided, however, that Tenant shall have all self-help rights available to it under Section 15.6, which shall remain in full force and effect and is unaffected by the foregoing waiver.

ARTICLE IX

ALTERATIONS

9.1 (a) Tenant shall perform Tenant’s Work in accordance with the provisions set forth in Exhibit B hereof, and Landlord shall make available to Tenant the Improvements Allowance specified in Section 1.7, upon and subject to the terms provided in Exhibit B hereto.

(b) Landlord shall have the responsibilities in respect of the condition of the Premises and the performance of work therein provided in Exhibit B-1 hereto.

(c) Subject to subsection (b) above, and subject to any Landlord’s obligation to repair and maintain the Premises set forth in the Lease, Tenant shall accept the Premises in its “AS IS” condition, and Landlord shall have no obligation to make any alterations in or to the Premises in order to prepare the same for Tenant’s occupancy.

9.2 Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent (a) may be withheld or granted in Landlord’s sole and absolute discretion with regard to any Alterations that adversely affect, require modifications to, or increase the burden of the Premises upon, the Structural and System Alterations (including the installation of any interior staircases and Alterations that impact the Building Structure and Systems) and any Alterations which are visible from the exterior of the Premises, but (b) shall not be unreasonably withheld, conditioned or delayed with respect to interior Alterations typical for commercial office space. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord. All Alterations made by Tenant shall be performed and completed: (i) in accordance with all Laws; (ii) lien-free; (iii) in a good, competent, workmanlike and prompt manner using new or comparable materials only; (iv) on days and at times reasonably approved in writing by Landlord (which may include during business hours for particular work if and to the extent appropriate in light of the nature of the work); (v) after obtaining insurance policies meeting the requirements set forth in Section 13.2; and (vi) in compliance with the Construction Rules and Regulations (as defined in Section 6 of Exhibit B). For Tenant’s Alterations that do not constitute Cosmetic Changes, such Alternations shall further be performed and completed: (A) by a contractor reasonably approved in writing by Landlord; (B) under the supervision of an architect reasonably approved in writing by Landlord selected by Tenant and reasonably approved by Landlord; (C) in accordance with plans and specifications reasonably acceptable to Landlord without the obligation to use specifications that are higher than Building standard materials or those required by law, approved in writing at Landlord’s standard charge not to exceed $2,500; (D) after having obtained any required consent of the holder of any Mortgage of whom Tenant has written notice (provided that Landlord shall, upon Tenant’s written request made in connection with Tenant’s submission regarding particular Alterations, advise Tenant in writing whether consent is required under such Mortgage for such Alterations); (E) with the obligation for Tenant to deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics’ and materialmen’s liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within fifteen (15) Business Days after the applicable portion of the Alterations are completed; and (F) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alteration in accordance with the provisions of this Lease. If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged of record by Tenant in the manner provided by applicable Law within twenty (20) days thereafter, at Tenant’s sole cost and expense. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account, Landlord having no obligation or responsibility to construct or install the same. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). No construction supervision or administration fee shall be payable in respect of Tenant’s Work. In connection with any subsequent Alterations, Landlord shall be paid a construction supervision fee in an amount equal to three percent (3%) of the total cost of such Alteration. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD drawings showing such Alteration in place.

9.3 If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to so remove and correct such Alterations and restore the Premises and the Building to the condition prior to the Alteration. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that Tenant shall remove, at Tenant’s sole costs and expense, all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring) in the Premises or the Building, which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request by Tenant given with Tenant’s request for Landlord’s approval of such Alteration. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be required to remove Alterations consisting of standard build-out items that are typically installed by similar tenants in multi tenanted, multi story, first class office buildings, including but not limited to the following: (a) the improvements in the kitchen, any restrooms/showers and other improvements that are depicted in or similar to those in the test fits prepared by Wolcott Architecture for the Premises dated April 30, 2012 and February 24, 2012 (the “Test Fits”) attached hereto as Exhibit A; and (b) improvements such as data center and gym/work out rooms, whether or not these type of improvements are depicted in the Test Fits; provided that Tenant may be required to remove interior staircases, if any, installed by Tenant and perform related restoration work. Movable furniture, furnishings and equipment shall be deemed to exclude without limitation any item the removal of which might cause material damage to the Premises or the Building, or which would normally be removed from the Premises with the assistance of any major tool or machinery. If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant’s expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid, if Tenant has not completed such repair with thirty (30) days following said damage or injury or, if earlier, prior to or by the Expiration Date (as the same may be extended as herein provided) or the effective date of any earlier termination of this Lease. If such furniture, furnishings and equipment are not removed by Tenant prior to or by the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X

SIGNS

10.1 Landlord will list, in connection with Tenant’s initial occupancy of the Premises and at Tenant’s expense (and payable from the Improvements Allowance at Tenant’s choice), the name of Tenant in the Building directory.

10.2 (a) Tenant may install, at Tenant’s choice and expense (and payable from the Improvements Allowance at Tenant’s choice), identification and directional signage in the elevator lobby of the fourth floor of the Building.

(b) Landlord will install, at Tenant’s choice and expense (and payable from the Improvements Allowance at Tenant’s choice), the following signage on the third and fifth floors of the Building: (a) in the elevator lobby of each such floor, Building standard directional signage; and (b) at Tenant’s entry door on each such floor, Building standard signage suite entry signage.

(c) Landlord shall permit Tenant to place a portable sign in the Building lobby displaying directions to training sessions conducted by Tenant, solely on days and at times that a training session is being conducted (“Training Directional Signage”). All Training Directional Signage shall be professionally fabricated, and the exact size, location and material for the Training Directional Signage must be reasonably approved by Landlord.

(d) Tenant may, during business hours, keep open the main entrance door into Tenant’s third floor reception area, subject to compliance with applicable Laws.

10.3 (a) Subject to the other subsections of this Section and Section 10.4, Tenant shall be entitled to install at Tenant’s expense (and payable from the Improvements Allowance at Tenant’s choice), and maintain at Tenant’s expense (but without payment of additional rental to Landlord), the following: (i) single sign with the name of Guidance Software, Inc. and, if permitted under applicable Law, its logo (or the name of an Affiliate) located on the exterior near the top of the Building in the approximate location shown on Exhibit J attached hereto, of design and fabrication in accordance with the standard of the Building (the “Building Sign”) in a location described below; and (ii) a single signage strip with the name “Guidance Software” (or the name of an Affiliate) on both sides of the existing multi-tenant monument sign for the Building facing east and west on Colorado Boulevard, of design and fabrication in accordance with the standard of the Building (the “Monument Sign Panel”). The Building Sign shall be located in the same location as the exterior top-of-building sign previously located on the building, that is, on the façade of the Building facing 1055 East Colorado Boulevard above the plaza entrance to the Building. All costs of the fabrication, installation, maintenance, removal and restoration of the Building Sign and the Monument Sign Panel (together, the “Exterior Signage”) shall be borne by Tenant, and Tenant shall be responsible at its sole cost and expense to obtain all required governmental approvals for the Exterior Signage and otherwise to comply with all Laws relating thereto. All Exterior Signage shall be installed and maintained in accordance all applicable Laws and sign program for the Building, and all Exterior Signage shall be subject to Landlord’s prior written approval, which shall not be reasonably withheld, conditioned or delayed.

(b) Tenant shall be entitled to maintain the Exterior Signage only provided and on condition that, and for so long as: (i) no Event of Default by Tenant shall have occurred under this Lease on more than two (2) prior occasions during the Lease Term; (ii) the Tenant under this Lease shall be and have been at all times during the Lease Term either (A) the entity originally named as the Tenant in this Lease or (B) a Permitted Assignee; and (iii) Tenant and its Permitted Transferees shall during the entire Lease Term have been physically and personally occupying not less than fifty percent (50%) of the rentable area of the Premises (and no portion of the Premises occupied by any subtenant other than a Permitted Transferee shall be considered to have been so occupied by Tenant).

10.4 Except as other expressly permitted in this Article X, Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices (“Landlord’s Signs”) on any part of the exterior or interior of the Building so long as such Landlord’s Signs do not block Tenant’s views or diminish the natural light into the Premises and are not installed along the exterior windows on the floors where the Premises are located; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of the Building.

10.5 Tenant may without Landlord’s consent use, in Tenant’s advertising, website and other business related publications, the address and current name of the Building and photographs and renderings of the exterior of the Building or the interior of the Premises professionally taken or created at Tenant’s expense. With regard to use of photographs and renderings of the lobby or other interior Common Areas of the Building, Tenant may request in writing that Landlord approve the use by Tenant thereof, and Landlord agrees not to unreasonably withhold such approval.

ARTICLE XI

SECURITY DEPOSIT

11.1 Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount as a security deposit for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Tenant shall not be entitled to interest on the security deposit. Within thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such security deposit to Tenant, less (a) such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations under this Lease or to reimburse Landlord for any loss or damage resulting from an Event of Default under this Lease, (b) such amount as Landlord may reasonably determine to be appropriate to secure payment of rentals, charges or adjustments that may become due following expiration or termination provided such amounts future payments are identified in writing by Landlord within said 30-day period, or (c) if Tenant receives a written notice of default prior to the expiration of said 30-day period, amounts reasonably necessary to secure payment of damages arising from an event that, with the giving of notice or the passage of time or both, would constitute an Event of Default. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the Security Deposit Amount for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, to repair damages to the Premises caused by Tenant, to clean the Premises upon expiration or termination, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, but not limited to, damages recoverable following termination of this Lease by reason of an Event of Default as herein provided, and any and all amounts Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of such event. If any portion of the security deposit (in whatever form) is so used or applied, then within ten (10) Business Days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the Security Deposit Amount then in effect in accordance with Section 11.2 below, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. Tenant and Landlord acknowledge and agree that their rights and remedies with respect to the Security Deposit Amount shall be as provided in this Lease, and each of Landlord and Tenant hereby waive in its entirety Section 1950.7 of the California Civil Code and any and all other similar statutes now existing or hereafter enacted.

11.2 The Security Deposit Amount shall be subject to reduction as provided in this Section upon each of the following dates (each, a “Reduction Date”): (a) July 31, 2019 (the “First Reduction Date”); and (b) July 31, 2022 (the “Second Reduction Date”). Provided and on condition that Tenant is not in Default beyond all applicable and notice periods as of any Reduction Date, the Security Deposit Amount shall be reduced as follows: (i) as of the First Reduction Date, to $800,000.00 (or if the Security Deposit Amount shall have been increased or decreased by reason of the surrender of space under the Contraction Right or the addition of any ROFO Space, to such higher amount as is equal to two-thirds (2/3) of the amount of the Security Deposit Amount in effect immediately prior to the First Reduction Date); and (ii) as of the Second Reduction Date, to $400,000.00 (or if the Security Deposit Amount shall have been decreased or increased by reason of the surrender of space under the Contraction Right or the addition of any ROFO Space, to such higher amount as is equal to one-half (1/2) of the amount of the Security Deposit Amount in effect immediately prior to the Second Reduction Date). In no event shall the Security Deposit Amount be reduced below $400,000.00 (or such higher amount as may be in effect as of the Second Reduction Date by reason of such an addition). Landlord shall cooperate with Tenant to effect any modifications or replacements of the Letter of Credit in order to implement each of the Security Deposit Amount reductions described in Section 11.2 hereof or Section 2.4(b). If the Security Deposit Amount, or any portion thereof, is held in cash as of either of the Reduction Dates, the cash portion thereof up to the reduction amount shall be paid to Tenant by Landlord within fifteen (15) days following the applicable Reduction Date.

11.3 (a) Tenant may, at its option, deliver to Landlord, in lieu of a cash security deposit, an unconditional, irrevocable stand-by letter of credit in accordance with the terms specified below (the “Letter of Credit”). The Letter of Credit shall: (i) be issued by a bank meeting the requirements herein provided, be upon the terms and conditions herein provided, and in other respects be in form and substance satisfactory to Landlord in its sole discretion; (ii) at all times be in the stated face amount of not less than the Security Deposit Amount (as defined in Section 1.17 and as the same may be reduced in accordance with the provisions of Section 11.2), and state on its face that multiple and partial draws are permitted; (iii) be issued by a commercial bank (the “Issuing Bank”) satisfying the Issuing Bank Requirements set forth below; (iv) permit draws thereunder to be made from an office of the Issuing Bank located in the metropolitan area in which the Building is located, with draws to be made payable to the owner from time to time of the Building or a lender to which such owner may have transferred the Letter of Credit; (v) be transferable and assignable one or more times by the owner from time to time of the Building or its lender, which transfer or assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith and shall be without fee or charge to owner or its lender, whether or not the original account party of the Letter of Credit continues to be the tenant under this Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (vi) be payable, and transferrable and assignable, on the terms herein provided whether or not Tenant and/or any other original account party of the Letter of Credit may have been or continue to be the tenant under this Lease, and notwithstanding any change in name or structure, merger, assignment, transfer or otherwise of Tenant or other account party; (vii) be payable at sight upon presentment of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (viii) be maintained in effect, whether through renewal or extension, during the period beginning not later than the date of this Lease and continuing until the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Lease Term (as the same may be extended); and (ix) in the event that the Letter of Credit at any time in effect shall expire prior to the LC Expiration Date, be replaced by delivery to Landlord of a new Letter of Credit at least thirty (30) days prior to the LC Expiration Date, without any action whatsoever on the part of Landlord. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns.

(b) The Issuing Bank shall, upon issuance of a Letter of Credit and continuously and without interruption at all times thereafter, satisfy each and all of the following requirements (the “Issuing Bank Requirements): (i) the Issuing Bank shall be chartered under the laws of the United States or a state thereof and shall be insured by the Federal Deposit Insurance Corporation (FDIC); (ii) the long-term, unsecured and unsubordinated debt obligations of the Issuing Bank shall be rated in the highest category by at least two of Fitch Ratings Ltd. (Fitch), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (S&P) or their respective successors (the Rating Agencies) (such rating categories being, as of the date of this Lease, AAA from Fitch, Aaa from Moody’s, and AAA from S&P); (iii) the Issuing Bank shall have a rating with respect to certificates of deposit, short term deposits and commercial paper in the highest category from at least two Rating Agencies (such rating categories being, as of the date of this Lease, F1 from Fitch, P-1 from Moody’s, and A-1 from S&P); and (iv) the Issuing Bank shall be well capitalized under the prompt corrective action rules of the FDIC, as disclosed by the Issuing Bank’s Report of Condition and Income (Call Report), and the Issuing Bank shall have timely and in complete manner filed each and all of its Call Reports. Notwithstanding the foregoing, Landlord agrees that it will initially accept a Letter of Credit issued by Bank of the West, but such acceptance shall not limit in any manner the rights of Landlord in respect of a Triggering Event as set forth below in subsection (c) of this Section if such bank fails at any time to meet the Issuing Bank Requirements.

(c) Landlord may draw upon the Letter of Credit upon any one or more of the following occurrences (a “Triggering Event”): (i) an Event of Default, after applicable notice and cure period, shall have occurred under this Lease; or (ii) Tenant shall not have delivered to Landlord, at the time herein required prior to the expiration of the Letter of Credit then in effect, either cash or a replacement Letter of Credit meeting the requirements of this Lease; or (iii) the Issuing Bank under the Letter of Credit shall have failed at any time to satisfy the Issuing Bank Requirements (without regard to whether the Issuing Bank may have subsequently remedied such failure), or such Issuing Bank is insolvent or is placed into receivership or conservatorship by the FDIC, or any successor or similar entity, or a trustee, receiver or liquidator is appointed for such Issuing Bank, or the financial condition of such Issuing Bank has changed in any other materially adverse way, as determined by Landlord in its sole discretion. Following a Triggering Event, Landlord may make a draw, or decline to do so, as determined by Landlord in its sole discretion, and the amount of any draw may be in such amount, including the full amount of the Letter of Credit, as determined by Landlord in its sole discretion. In no event shall Landlord be required to provide any notice or grant to Tenant any grace or cure period in respect of any Triggering Event (subject, in the case of an Event of Default under this Lease, to such notice and cure periods, if any, as may be provided in this Lease before an occurrence becomes an Event of Default). Within ten (10) Business Days after Landlord has made any partial draw on a Letter of Credit, Tenant shall either deposit cash with Landlord in the amount of the draw, or deliver to Landlord a replacement Letter of Credit or the certificate of the Issuing Bank that the amount of the Letter of Credit has been reinstated to the full Security Deposit Amount, and if Tenant fails to do so, Landlord may, in its sole discretion, draw the full amount of the Letter of Credit.

11.4 If and so long as Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit (or upon such other terms, if any, as may be stated in an executed subordination, non-disturbance and attornment agreement with such holder, if any). Tenant shall not pledge, mortgage, assign or transfer the security deposit or any interest therein.

ARTICLE XII

INSPECTION

12.1 Subject to the provisions of Section 12.2 below, Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall give Tenant no less than 24-hours (not including weekends or holidays) advance notice of any such entry and to permit Tenant to have a representative present at such time. All such inspections shall be conducted in such manner as to minimize disruption or interference to Tenant’s normal business operations in the Premises in connection with any such entry but same shall not prohibit Landlord from performing maintenance and repairs during business hours and that Landlord shall have no obligation to employ overtime or other premium pay labor or other costs in connection therewith.

12.2 Landlord acknowledges that Tenant’s operations may include government clearance and security requirements, and Landlord agrees to comply with reasonable procedures in any entry permitted under Section 12.1 above that may be required in order to comply with such governmental requirements, except where exigencies of circumstances may otherwise require (i.e., where there exists imminent threat of injury to persons or material damage to property such that entry is necessary).

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which does in any way increase the rate of property insurance or other insurance on the Building; provided that Landlord confirms that the foregoing restriction shall not be construed to prohibit Tenant from using the Premises in the manner contemplated by the parties to this Lease or from performing Tenants Work as so permitted herein. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2 (a) Throughout the Lease Term, Tenant shall obtain and maintain (except that, with respect to Builder’s Risk (or Building Construction Insurance) Tenant shall cause to be provided or placed) the following insurance coverages written with companies with an A.M. Best A-, X or better rating and S&P rating of at least A-:

(i) Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

(iii) Commercial Auto Liability insurance (if applicable) covering automobiles owned, non-owned or hired by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv) Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v) All Risk Property Insurance covering Tenant’s property, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi) Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii) Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waives its right of action and recovery against and releases Landlord and Landlord’s Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy, as more particularly provided in Sections 13.3 and 13.4 below; and (3) be reasonably acceptable in form and content to Landlord. Upon Tenant’s receipt of any written notice of cancellation, failure to renew, reduction of amount of insurance or change in coverage, Tenant shall provide a copy of the same to Landlord at least thirty (30) days prior to the effective date thereof (if Tenant receives such written notice more than thirty (30) days in advance of such insurance policy event, and if Tenant does not, by the second Business Day following receipt thereof). No policy shall provide for deductibles and/or self-insured retentions in amounts in excess of $100,000. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before delivery of possession of the Premises to Tenant and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

13.3 Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives all rights of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord is covered by property insurance carried or required to be carried by Landlord under this Lease. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Tenant hereby waives all rights of recovery against Landlord and releases Landlord from any and all liabilities, claims and losses for which Landlord may otherwise be liable to the extent Tenant is covered by property insurance carried or required to be carried by Tenant under this Lease. Tenant shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

13.4 Landlord and Tenant each agree that neither Landlord nor Tenant will have any claim against the other for any loss, damage or injury to the extent the same is covered by the all-risk property insurance carried or required by this Lease to be carried by the other party, notwithstanding the negligence of either party in causing the loss, and each agrees to have their respective insurers issuing the insurance described in this Article XIII waive any rights of subrogation that such companies may have against the other party by reason of any such claims.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 From and after the Rent Commencement Date and during any Early Operating Period, Landlord will provide to the Premises: air conditioning and heating (during the applicable seasons) from 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 9:00 a.m. to 1:00 p.m. on Saturday (the general specifications for which are set forth in Exhibit E); janitorial service after 5:30 p.m. on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding Holidays) (general specifications for which are set forth in Exhibit F, the “Janitorial Specifications”); electric power from the utility provider sufficient for customary lighting purposes and normal office use (general specifications for which are set forth in Section 3(h) of Exhibit B-1 hereto) twenty four (24) hours per day, seven (7) days per week (except in the event of emergency); standard hot and cold water in Building standard bathrooms, and any sinks, showers or restrooms inside the Premises, and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of emergency); landscaping and snow removal during the seasons they are required; and exterior window cleaning service not less frequently than once each year. Landlord shall also provide manned-security services for the Building twenty four (24) hours per day, seven (7) days per week, and on-site property management and engineering staff in accordance with Landlord’s current practice as of the date of this Lease. In addition to the foregoing, Landlord shall provide to the Premises electric service as provided in Section 1(b) of Exhibit B-1 hereto. If Tenant requires air conditioning or heat beyond the Building Hours, then Landlord will furnish the same, provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday). Tenant shall pay for such extra service in accordance with Landlord’s then current schedule (with a one (1) hour usage minimum); provided, however, that the charge to Tenant for extra HVAC service shall be $35.00 per zone per hour during the first year of the Lease Term, and the portion of any periodic increases in such hourly charge attributable to Controllable HVAC Expenses (as defined below) shall not exceed five percent (5%) per annum on a cumulative basis. “Controllable HVAC Expenses” shall mean all the expenses in connection with such HVAC service and operation except for the costs of utilities. To the extent Tenant provides or contracts for any services relating to any Building Structure and Systems or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty four (24) hours per day, seven (7) days per week (except in the event of emergency). Landlord shall provide a keyed lock, card key (or similar type of) access system to provide access to the Building and the Parking Facilities at times other than Building Hours. An initial number of keys, access cards or other means of access (the “Keys”) in the amount based on four (4) Keys per 1,000 rentable square feet of the Premises (totaling 334 Keys with respect to a Premises containing 83,527 rentable square feet) shall be provided to Tenant at Lease Term commencement at no cost to Tenant, and Landlord may charge Tenant for replacement Keys or additional Keys at the then-current charge (currently $20 each). Such Keys shall be issued by Landlord to the specific individuals that are designated by Tenant. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out.

14.2 Tenant shall have the right to use and operate certain supplemental air conditioning units existing in the Premises as of the date this Lease is signed by and delivered to Landlord and Tenant and/or to install supplemental air conditioning units within the Premises and shall do so for all computer server and other equipment generating heat loads in excess of those of ordinary desktop office computers and equipment, subject to Landlord’s prior review and approval, which approval by Landlord shall not be unreasonably withheld, delayed or conditioned, and in accordance with the terms and conditions of this Lease, including (without limitation) payment by Tenant of the electricity usage for any such supplemental air conditioning units by installation of an E-Mon D-Mon (or equivalent) submeter.

14.3 Landlord may install, at Landlord’s expense, checkmeters to electrical circuits serving Tenant’s equipment to verify that Tenant is not consuming excessive electricity (as defined below). If such checkmeters indicate that Tenant’s electricity consumption is excessive, then Landlord may install at Tenant’s expense submeters to ascertain Tenant’s actual electricity consumption, and Tenant shall thereafter pay for such excess consumption at the then-current rates charged by the electric service provider selected and used by Landlord without any mark-up or profit by Landlord (or, at Landlord’s sole option, Tenant shall thereafter pay for Tenant’s entire consumption at such rates, with Landlord making an appropriate adjustment to Operating Charges on account thereof). Tenant’s electricity consumption shall be deemed excessive if the electricity consumption in the Premises, determined as a whole (and notwithstanding exceedances of use may exist in portions of the Premises), exceeds two (2) watts per usable square foot at 277/480 volt for lighting, and five (5) watts per usable square foot at 120/208 volts for power throughout the Premises. Landlord shall use commercially reasonable efforts not to make determinations of excessive consumption of electricity in a manner which unreasonably discriminates among similarly situated tenants. For purposes of determining the amount, if any, payable by Tenant hereunder in respect of increases in Operating Expenses, the amount included in the Operating Expenses for any calendar year in respect of charges for electrical service shall in no event exceed the cost of providing electrical service at the level of five (5) watts per usable square foot at 120/208 volts (based upon the average cost for electrical service during such year) for the number of usable square feet of area of the Building.

14.4 Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith.

14.5 Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that if all or a material portion of the Premises is rendered untenantable by reason of a failure of utilities or services that results from (a) the failure of equipment under Landlord’s control, which untenantability continues for a period of three (3) consecutive Business Days, or (b) the gross negligence or willful misconduct of Landlord, then Tenant shall be entitled, as its sole and exclusive remedy (provided that such condition was not the result of Landlord’s willful misconduct), to an abatement of the Base Rent payable hereunder for the period beginning on the day after such three (3) Business Day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date the utility or service is sufficiently restored to permit use of the Premises.

14.6 Tenant shall have the right to install, at Tenant’s sole cost and expense for use solely by Tenant, on the roof of the Building at a location acceptable to Landlord, a satellite dish or antennae, telecommunication equipment and/or an HVAC unit (the “Roof Equipment”), provided that such Roof Equipment is properly screened, does not damage the structural integrity of the Building, and shall comply with applicable laws. Tenant shall provide Landlord, at least twenty (20) days prior to any such installation: (i) plans and specifications for the installation of the Roof Equipment, which shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant shall obtain at its own expense. No roof penetrations shall be made by Tenant in connection with such installation except for the installation of HVAC equipment, in which case such penetrations shall be made by the regular roofing contractor for the Building. Tenant acknowledges that Tenant shall be responsible for all additional roof costs incurred in the maintenance or replacement of the roof of the Building due to the presence of the Roof Equipment. Upon the expiration or termination of this Lease, Tenant shall be responsible, at its sole cost and expense, to remove the Roof Equipment, and repair any and all damage as a result thereof, performed by Landlord’s roofing contractor (provided that such services will be performed by such contractor at a cost-competitive rate for the type and extent of the work), except that Landlord may elect to have left in place any HVAC equipment that was installed by Tenant as part of the Roof Equipment. Tenant shall not use the roof or the Roof Equipment in any way that materially and adversely affects the use of the Building by Landlord or any other person or entity from time to time occupying any space in the Building (the “Building Occupants”). The operation of the Roof Equipment shall not materially and adversely affect the Building Occupants or the maintenance or operation of the Building, including but not limited to the roof, any television or video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or Building Occupants, or the operation of any radio or telecommunication equipment installed at the Building. Tenant agrees to immediately cease any such adverse effect, and to immediately implement corrective measures to the reasonable satisfaction of Landlord. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference as set forth in this Lease. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the Roof Equipment. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the satellite dish or Tenant’s use of the Roof Equipment.

14.7 Tenant shall have the right to install and maintain, at Tenant’s expense, an uninterrupted power supply system and/or diesel back-up generator along with associated components and conduits, including above ground tanks to conform with applicable Laws, of sufficient size to run its operations within the Premises, within the location shown on Exhibit E hereto and in accordance with any terms and specifications set forth in Exhibit G hereto or otherwise reasonably approved by Landlord (the “Generator Specifications”). In no event shall Tenant penetrate the curtain wall of the Building in connection with such installation; however, Tenant may install the switchgear for the generator at the location and in the manner shown on the Generator Specifications. Upon expiration or earlier termination of the Lease Term, the generator may, at Tenant’s sole election, be left in place and, unless removed by Tenant within thirty (30) days following expiration or earlier termination of the Lease Term, shall become the property of Landlord. If the generator so becomes the property of Landlord, Tenant shall, upon Landlord’s request (made either prior to or following the end of the Lease Term), deliver to Landlord a bill of sale conveying to Landlord the generator and all equipment and facilities installed by Tenant in connection therewith (a) with a warranty that such conveyance is made free of liens and encumbrances and other claims of ownership, (b) without warranty as to the condition of such equipment and facilities, and (c) subject to all obligations of Tenant regarding Hazardous Materials provided pursuant to the terms of this Lease, as the same may relate to the operation of the generator during the Lease Term, which obligations shall survive the end of the Lease Term and such conveyance.

14.8 Tenant, at Tenant’s cost, shall be permitted to install its own security system in the Premises, in accordance with the provisions of this Lease relating to Alterations, so long as such system is compatible with any security system of Landlord for the Building. Tenant, at Tenant’s sole option, and at

Tenant’s expense, shall remove such security system and make any repairs in connection with such removal at the end of the Lease Term.

14.9 As of the date of this Lease, internet and telephone fiber services for the Building are provided by AT&T and television cable service is provided by DIRECTV. Tenant shall have the right to use other vendors or providers for internet, television, cable and/or telephone service, subject to and in accordance with the terms and conditions otherwise applicable pursuant to this Lease, and with Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Landlord and Landlord’s Representatives shall not be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except for the gross negligence or willful misconduct of Landlord or the Landlord’s Representatives, or as otherwise provided in this Section or in the Lease), including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any of Tenant’s Agents in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant; provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.2 (a) Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any negligence or willful misconduct of Tenant or any Agent of Tenant, (iii) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent of Tenant upon the Land prior to the Rent Commencement Date.

(b) Notwithstanding the terms and conditions of Section 15.1, and except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, and without affecting in any way the waivers provided in Sections 13.3 and 13.4, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant or any Agent of Tenant as a result of Landlord’s use or control of the Common Areas of the Building and the Building Structure and Systems.

15.3 No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord’s interest therein, provided that such Landlord shall cure any existing defaults and/or conditions within the cure period applicable thereto following such transfer. Within five (5) Business Days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.

15.4 Except as otherwise expressly provided in Section 15.6(a) and (b) below, or with respect to payments of cash due Tenant under Section 11.2, above, Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute and will be deemed forever waived if not then asserted by Tenant.

15.5 If Tenant or any Agent of Tenant is awarded a money judgment against Landlord for a breach or default arising under this Lease, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses) to the extent all of the foregoing have not been applied or distributed by Landlord in any manner that constitutes a fraud against creditors. No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

15.6 (a) If Landlord shall continue, after notice from Tenant and expiration of the applicable cure period, to be in default in the performance of its obligations under this Lease to repair and maintain the Premises, and if such default renders all or a material portion of the Premises untenantable, Tenant may give written notice to Landlord specifically referring to this Section and stating that Tenant intends to exercise its rights hereunder (the “Self-Help Exercise Notice”). If the Premises or a portion thereof continue to be untenantable by reason of such default for a period of thirty (30) days following Landlord’s receipt of the Self-Help Exercise Notice (or such longer period as may reasonably be required to make the Premises tenantable and provided Landlord has commenced to cure and diligently pursues the same so as to restore the Premises to a fully tenantable condition within ninety (90) days following Landlord’s receipt of a Self-Help Exercise Notice), Tenant shall have the right to perform such work, in the cure of such default, as may be reasonably required to return the entire Premises to a tenantable condition, and to recover from Landlord the actual out-of-pocket costs and expenses incurred in connection therewith (the “Reimbursable Expenses”) in the manner provided below; provided, however, that in no event shall Tenant be authorized, under this Section or otherwise, to perform any Structural and Systems Alterations, any work impacting Building Structure and Systems, or any other work outside of the Premises.

(b) Landlord shall reimburse Tenant for Reimbursable Expenses within thirty (30) days following Landlord’s receipt of a written statement from Tenant of the nature and amount thereof, including reasonable supporting documentation. If Landlord fails within such period either to make such reimbursement to Tenant or to give Tenant written notice stating that Landlord disputes that the expenses submitted by Tenant constitute Reimbursable Expenses (a “Dispute Notice”), then Tenant may give a second written notice to Landlord specifically referring to this Section and stating that Tenant intends to exercise its offset rights hereunder (the “Offset Exercise Notice”). If Landlord fails to pay Reimbursable Expenses due to Tenant (and if Landlord shall not have given a Dispute Notice) within thirty (30) days following receipt of the Offset Exercise Notice, Tenant shall have the right to deduct the Reimbursable Expenses from installments of Base Rent thereafter falling due hereunder, provided that in no event shall Tenant be permitted to deduct from any such installment more than ten percent (10%) of the amount the installment.

15.7 All rights and remedies of Tenant set forth in this Lease are cumulative and in addition to all other rights and remedies available to Tenant at law or in equity, including those available as a result of any anticipatory breach of this Lease, subject to the limitations on Tenant’s rights and remedies expressly set forth in this Lease.

ARTICLE XVI

RULES

16.1 Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit C. Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees, provided that Landlord’s enforcement thereof is undertaken in a non-

discriminatory manner. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant’s Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable and is used by Tenant while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the gross negligence or willful misconduct of Tenant or any Agent of Tenant, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds when received from Tenant’s insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the negligent act or omission or willful misconduct of Tenant or any Agent of Tenant, and without affecting in any way the waivers provided in Sections 13.3 and 13.4, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty-five percent (35%) of the replacement value of the Building.

17.2 If either (a) within forty-five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within two hundred seventy (270) days after the date of such damage or destruction or (b) Tenant requests in writing, following any damage or destruction, that Landlord advise Tenant of the period that Landlord anticipates will be required for substantial completion of restoration such damage or destruction, and provided in either case that Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord shall notify Tenant of such determination within thirty (30) days. For a period continuing through the later of the thirtieth (30th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, and in the case of any notice under clause (b) above, provided such notice shall have stated an anticipated restoration period in excess of two hundred seventy (270) days, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any of Tenant’s Agent shall have caused the damage or destruction. Landlord and Tenant agree that their respective rights in the event of any casualty to the Premises shall be governed by the provisions set forth above in this Article, and the parties hereby waive the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code. If Tenant shall not have had any right to terminate as provided above in this Section because the anticipated time to restore was less than two hundred seventy (270) days, but restoration of the Premises has not been substantially completed within a period of two hundred seventy (270) days following the damage or destruction, then Tenant may give written notice to Landlord that Tenant desires to have this Lease terminate, whereupon this Lease shall terminate thirty (30) days following Landlord’s receipt of such written notice from Tenant.

ARTICLE XVIII

CONDEMNATION

18.1 If one third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi governmental authority for any public or quasi public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then either Landlord or Tenant shall have the right to terminate this Lease on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one third of the Premises or occupancy thereof is condemned, but such condemnation has a material adverse effect on Tenant’s use or operations in the Premise, then Tenant, at Tenant’s sole option, shall have the right to terminate this Lease on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date, and if Tenant does not terminate the Lease, the Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if twenty five percent (25%) or more of the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord and Tenant shall have the right to terminate this Lease as of the date title vests in such authority.

18.2 All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation. Landlord and Tenant agree that their respective rights in the event of any condemnation or taking involving the Premises shall be governed by the provisions set forth above in this Article, and the parties hereby waive the provisions of Section 1265.130 of the California Code of Civil Procedure.

ARTICLE XIX

DEFAULT

19.1 If there shall be an Event of Default, then the provisions of Section 19.2 shall apply. Any notice given by Landlord pursuant to this Article or any other provision of this Lease may be the notice required or permitted pursuant to Section 1161 et seq. of the California Code of Civil Procedure or successor statutes, and the provisions of this Lease shall not require the giving of a notice in addition to such statutory notice to terminate this Lease and Tenant’s right to possession of the Premises. The periods herein specified within which Tenant is permitted to cure any default following notice from Landlord shall run concurrently with any cure period provided by applicable laws.

19.2 Upon an Event of Default, in addition to all other rights and remedies that may be available to Landlord pursuant to this Lease and applicable law, Landlord may exercise all or any one or more of the following remedies:

(a) Landlord may, at its option, terminate this Lease by written notice to Tenant and recover possession of the Premises. Following such termination, Landlord may recover from Tenant damages arising from the default and the termination of this Lease, including without limitation the following:

(i) The Worth at the Time of Award of the unpaid Base Rent and additional rent which had been earned at the time of termination; plus

(ii) The Worth at the Time of Award of the amount by which the unpaid Base Rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The Worth at the Time of Award of the amount by which the unpaid Base Rent and additional rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Property is located.

As used in subsections (a)(i) and (ii) above, the “Worth at the Time of Award” shall be computed by allowing interest at the Default Rate. As used in subsection (a)(iii) above, the “Worth at the Time of Award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). In connection with any exercise by Landlord of the rights provided herein, Tenant waives all rights of redemption or relief from forfeiture under Sections 1174 and 1179 of the California Code of Civil Procedure and California Civil Code Section 3275 and under any other present or future law, in the event Tenant is evicted or Landlord otherwise lawfully takes possession of the Premises by reason of any default by Tenant.

(b) Landlord may exercise the remedy, described in Section 1951.4 of the California Civil Code (Landlord may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Notwithstanding any election to continue this Lease in effect, Landlord may at any time thereafter elect to terminate this Lease or in any other manner exercise its rights and remedies for Tenant’s default.

19.3 During the continuation of an Event of Default by Tenant, whether or not this Lease and/or Tenant’s right of possession is terminated, Tenant shall not have the right to exercise any renewal or expansion right contained in this Lease, and Landlord shall have the right to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein). If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the end of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

19.4 All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If either party waives in writing any default by the other party hereto, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.5 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.6 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.7 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of three percent (3%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.

19.8 If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX

BANKRUPTCY

20.1 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a Case is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of the Trustee to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the Trustee shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord’s designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. At any time during the Term, upon not less than twenty (20) days prior written notice, Tenant shall provide Landlord with its most current financial statements and its financial statements for the two (2) years prior to the current year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant.

ARTICLE XXI

SUBORDINATION

21.1 Subject to Section 21.3, this Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof, provided, however, that with regard to any future Mortgage that will constitute a lien on the Property, such subordination is conditioned upon the Mortgagee giving Tenant an opportunity to enter into a subordination, non-disturbance and attornment agreement with the Mortgagee on either the terms of the SNDA (as defined below) or on the Mortgagee’s customary form within revisions reasonably equivalent to those negotiated to the SNDA. Except as set forth in the preceding sentence, said subordination and the provisions of this Section shall be self-operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2 Tenant shall at Landlord’s request promptly execute any requisite commercially reasonable document confirming such subordination. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney in fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee and assumption of Landlord’s obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by or required to credit Tenant with any prepayment of the Base Rent or additional rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including Landlord) unless said sum is actually received by such transferee, provided that Tenant shall have no obligation to restore any resulting shortfall in such rental security, (b) bound by any amendment, modification or termination of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment to the extent such consent is required under the applicable Mortgage (for the avoidance of doubt, notwithstanding the fact that the amendments to this Lease contemplated under Section 2.2(b)(iii) of this Lease with respect to the First Floor Option (as defined in this Lease), Section 2.2(c)(viii) with respect to the Suite 310 Expansion Right (as defined in this Lease), Section 2.4(b) with respect to the Contraction Right (as defined in this Lease), Section 2.5(d) with respect to the ROFO (as defined in this Lease) and Section 3.4(d) of this Lease with respect to the Extension Option (as defined in this Lease) shall require Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the foregoing shall not limit Tenant’s right to exercise the First Floor Option, the Suite 310 Expansion Right, the Contraction Right, the ROFO, or the Extension Option set forth in this Lease), (c) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (d) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (e) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (f) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (g) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within ten (10) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 Landlord anticipates that the lender of Landlord whose indebtedness is secured by a first deed of trust on the Building as of the date of this Lease (“Landlord’s Current Lender”) will execute, acknowledge and deliver a counterpart original of the subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit H (the “SNDA”), and Tenant agrees to execute, acknowledge and deliver counterpart originals of the SNDA in such form. Landlord shall use commercially reasonable efforts to cause Landlord’s Current Lender to so deliver a signed counterpart of the SNDA within forty-five (45) days following the full execution and delivery of this Lease by Landlord and Tenant. In the event that the counterpart original of the SNDA from Landlord’s Current Lender is not delivered within such period, Tenant shall have a right to terminate this Lease by written notice to Landlord given not later than ten (10) days following the end of such period.

ARTICLE XXII

HOLDING OVER

22.1 If Tenant shall, with the prior written consent of Landlord, remain in possession of the Premises following the expiration or earlier termination of the Lease Term, then the Base Rent payable by Tenant hereunder shall be increased to equal the following percentages of the amount of Base Rent applicable to the last month of the initial Lease Term: one hundred twenty percent (120%) for the first ninety (90) days of such holdover; and one hundred fifty percent (150%) for each month thereafter. Such Base Rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated, and Tenant shall also pay all other rentals and charges due under this Lease in respect of such period. Any holding over by Tenant (or anyone claiming through Tenant) without the prior written consent of Landlord shall be a tenancy-at-sufferance and Landlord shall have the right to immediately recover possession of the Premises. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents.

23.2 Subject to other applicable terms and provisions expressly provided in this Lease, Landlord, at Landlord’s sole cost (subject to reimbursement pursuant to Article V if and to the extent permitted thereby), reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s use of or access to the Premises and the Parking Facilities is not materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises and the Parking Facilities is not materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises provided that the same does not materially and adversely affect Tenant’s use of or access to the Premises or the Parking Facilities; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas, subject to the rights of Tenant herein provided in respect of Roof Equipment, and provided that the same does not materially and adversely affect Tenant’s use of or access to the Premises or the Parking Facilities; (f) to re-subdivide the Land or to combine the Land with other lands, provided that the same does not materially and adversely affect Tenant’s use of or access to the Premises or the Parking Facilities; (g) to relocate any parking areas designated for Tenant’s use (except for those reserved parking spaces identified on Exhibit I), provided the same are on the Land and the same does not materially and adversely affect Tenant’s use of or access to the Premises or the Parking Facilities; (h) [intentionally omitted]; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building provided that the same does not materially and adversely affect Tenant’s use of or access to the Premises or the Parking Facilities; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises upon reasonable advance notice to Tenant for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs).

ARTICLE XXIV

PARKING

24.1 During the Lease Term, Tenant shall pay for, and Tenant and its employees shall be entitled to use, monthly parking permits for the parking of standard sized passenger automobiles in the

Parking Facilities (in minimum size as required by Laws as applicable at the time of construction of the Parking Facilities) in an amount equal to the Parking Allotment. Except for reserved parking spaces as expressly provided below, the permits shall be non-exclusive, unassigned single spaces (i.e., non-tandem) on a self park or attendant-park basis, and the charges for such permits shall be as provided below in Section 24.3. Such charges shall be paid to the Parking Facilities operator (or as Landlord may otherwise direct) monthly in advance, on the first day of each calendar month. Except as otherwise provided herein, contracts for parking permits shall be with the Parking Facilities operator and shall contain the same commercially reasonable terms as are usually contained in contracts with other customers of the Parking Facilities operator and shall be subject to the parking terms set forth in this Lease. Tenant shall not use the Parking Facilities for the servicing or extended storage of vehicles, except for up to five (5) company vehicles. Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article VII hereof where parking is provided for in the sublease or assignment. Landlord reserves the right to institute either a Parking Facilities operator system, a valet parking system or a self-parking system, or to otherwise change the parking system, so long as the reserved parking permits are not modified, and Tenant’s Parking Allotment is not adversely affected. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facilities or any other parking area and shall at all times abide by all commercially reasonable rules and regulations governing the use of the Parking Facilities. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. The Parking Facilities will remain open at such times as Landlord may from time to time specify, however, Tenant shall have access to the Parking Facilities 24/7 except in the event of an emergency or as permitted under this Lease in connection with a casualty, repairs and maintenance. Landlord reserves the right to close the Parking Facilities or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs, provided that with regard to any scheduled repair and maintenance work, Landlord shall perform the same at times and in a commercially reasonable manner to minimize any impact upon Tenant’s parking. If Tenant is unable to use the parking permits for three (3) consecutive Business Days, parking costs shall be abated based on the proportionate number of parking permits that Tenant is unable to use. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facilities or any other parking area, or for any injury sustained by any person in or about the Parking Facilities or any other parking area. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date, except that if Tenant is unable to use the parking permits for three (3) consecutive Business Days due to any such Law, parking costs shall be abated based on the proportionate number of parking permits that Tenant is unable to use. Landlord reserves the right to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants provided that the Parking Allotment will not be reduced thereby and the reserved parking permits are not modified. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities, except to the extent of Landlord’s active negligence or willful misconduct. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date, except that the parking charges described in Section 24.3 shall be proportionately reduced.

24.2 Tenant shall have the right to have the fifteen (15) reserved covered parking spaces shown on Exhibit I marked as being for the use of Tenant’s employees and/or visitors.

24.3 (a) The initial charge during the first twelve (12) months of the Lease Term for unreserved parking spaces is $90.00 per space per month and the initial charge for reserved parking is $120.00 per space per month. Said rates shall not be increased by more than three percent (3%) per annum on a cumulative basis during the Lease Term; provided that the rates shall not exceed the prevailing market rate for parking in the Comparable Buildings referenced in Section 3.4(b) of this Lease.

(b) For a period of forty-eight (48) months following the Rent Commencement Date, the amount of the parking charges payable by Tenant attributable to number of spaces in the Parking Allotment attributable to the Initial Premises shall be reduced by fifty percent (50%) from those otherwise provided pursuant to the terms of this Lease. The abatement of parking charges attributable to portions of the Premises other than the Initial Premises shall be as follows: (A) if the Suite 310 Premises shall have been added to the Premises by reason of exercise of the Suite 310 Expansion Option, in accordance with the abatement applicable pursuant to Section 2.2(c)(v)(C); and (B) if any ROFO Space shall have been added to the Premises by reason of exercise of the any ROFO, in accordance with the abatement, if any, applicable pursuant to Section 2.5(b)(iv).

24.4 Landlord shall provide a discount of twenty percent (20%) to Tenant, from the prevailing rates otherwise from time to time in effect during the Lease Term, for visitor parking at the Building. The visitor parking rates are currently one dollar and twenty-five cents $1.25 per 15 minute period with a daily maximum of ten dollars ($10.00).

24.5 Landlord currently provides a bicycle rack in the Parking Facilities, and Tenant’s employees may use such rack and/or such other bicycle parking facilities as may be maintained by Landlord from time to time during the Lease Term, in accordance with commercially reasonable rules and regulations of Landlord from time to time in effect.

24.6 Without limitation of the obligations of Tenant set forth in Section 6.1 and elsewhere in this Lease, Tenant agrees to use its reasonable, good faith efforts to communicate to its Agents information concerning traffic mitigation programs which may be undertaken by Landlord independently, or in cooperation with local municipalities or governmental agencies or other property owners in the vicinity of the Building; provided that Tenant shall have no obligation to expend funds or resources in connection with implementing such programs. Such programs may include, but will not be limited to, carpools, vanpools and other ridesharing programs, public and private transit, flexible work hours, preferential assigned parking programs and programs to coordinate tenants within the Building with existing or proposed traffic mitigation programs.

ARTICLE XXV

GENERAL PROVISIONS

25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate (other than the leasehold) shall pass out of Landlord. Except as otherwise permitted hereunder, Tenant shall not use the name of the Building for any purpose other than as the address for Tenant, and Tenant shall cease using the name of the Building as Tenant’s business address after Tenant vacates the Premises. Tenant shall not do or permit reference to the Building in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3 Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay Landlord’s Broker pursuant to a separate agreement, and that Tenant’s Broker will look to Landlord’s Broker for such amounts as may be due to it. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant’s and Landlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4 At any time and from time to time, but in no event more than twice in any calendar year, upon not less than ten (10) Business Days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written commercially reasonable statement certifying, to the extent the same is true at the time of the request, as follows: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant’s actual knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (f) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5 TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE

RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6 All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next Business Day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission (subject to any provisions set forth in any subordination, non-disturbance and attornment agreement entered into by the holder of such Mortgage) provided that (i) such holder commences such remedy and notifies Tenant in writing within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11 This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12 Headings are used for convenience and shall not be considered when construing this Lease.

25.13 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14 Time is of the essence with respect to each of Tenant’s and Landlord’s obligations hereunder.

25.15 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

25.16 Neither this Lease nor a memorandum thereof shall be recorded.

25.17 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant’s consent, provided such changes or modifications do not materially and adversely change the character of same or Tenant’s use and enjoyment of the Premises.

25.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.19 Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord’s liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation with respect to insurance pursuant to Article XIII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (“Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No Force Majeure shall excuse the timely payment of all items of rent by Tenant or Tenant’s rent reduction in connection with Landlord’s inability to deliver the Currently Occupied Premises as set forth in Section 2.3 of this Lease. Financial disability or hardship shall never constitute a force majeure event.

25.21 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

25.22 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.23 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all Keys to the Building and the Premises that are in Tenant’s possession at such time, whether such Keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises, if any.

25.24 Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.25 Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building, or any noise in connection with activities permitted by this Lease, shall in no way effect this Lease or impose any liability on Landlord.

25.26 In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its actual costs and expenses incurred in connection with the legal action (including reasonable attorneys’ fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non-payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other actual costs in connection therewith (including reasonable attorneys’ fees).

25.27 Each of Landlord and Tenant agrees that it will not issue, or authorize any of its representatives to issue, any press releases or other publicity concerning the transaction reflected in this Lease, without the prior consent of the other party, except to the extent such press release or other publicity is required by applicable Law, including (without limitation) by reason of a party’s status as a company (a “Reporting Company”) required to file periodic quarterly and audited annual financials with the United States Securities and Exchange Commission.

25.28 Each of Landlord and Tenant will take reasonable precautions to maintain in confidence and not disclose the terms of this Lease (“Confidential Terms”), and each will promptly notify the other of any unauthorized release of Confidential Terms. The foregoing is not intended and shall not be construed to restrict the disclosure of Confidential Terms as required by applicable Laws or except to the extent such press release or other publicity is required by applicable Law, including (without limitation) by reason of a party’s status as a Reporting Company.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

1055 EAST COLORADO - PASADENA, CA, L.P., a Delaware limited partnership

	By:	1055 East Colorado - Pasadena, CA GP, LLC, a Delaware limited liability company, its sole general partner

	By:	Piedmont Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole general partner

	By:	/s/ Joseph H. Pangburn
	Name:	Joseph H. Pangburn
	Title:	Senior Vice President

TENANT:

GUIDANCE SOFTWARE, INC., a Delaware corporation

By:	/s/ Victor Limongelli
Name:	Victor Limongelli
Title:	Chief Executive Officer

By:	/s/ Barry Plaga
Name:	Barry Plaga
Title:	Chief Financial Officer

RIDER 1 – GENERAL DEFINITIONS

ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

Affiliate of Tenant: (i) a corporation or other business entity (a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease either, if the predecessor corporation continues in existence thereafter, as to such obligations and liabilities thereafter accruing or, if not, as to all such obligations and liabilities (except that written assumption shall not be required in the case of a merger or other transaction in which the successor corporation assumes such liabilities as a matter of law), and provided the proposed use of the Premises is in compliance with Article VI; or (ii) a corporation or other business entity (a “related corporation”) which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease thereafter accruing (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

Agents: any agent, employee, subtenant, assignee, contractor, licensee, invitee or guest of either Landlord or Tenant.

Alterations: any structural or other alterations, additions, installations, demolitions, improvements or other changes, including Cosmetic Changes, undertaken by Tenant or at Tenant’s direction, but excluding the Landlord’s Work or any other works of improvement, maintenance or repair undertaken by Landlord.

Bankruptcy Code: Title 11 of the United States Code, as amended.

Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior doors and windows, Balconies and access doors to the Balconies, load bearing elements, foundations, roof, structural elements and common areas that form a part of the Building, and the base building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits (including, without limitation, the Base Building Systems as defined in Section 3(j) of Exhibit B-1).

Business Day: any day other than a Saturday, Sunday or generally recognized State or Federal holiday.

Cabling: telephone, computer and other communications and data systems and cabling.

Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant, and (b) Building-wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (d) generally all other common and public improvements on the Land.

Cosmetic Changes: those minor, non-structural Alterations made following the completion of the initial Tenant’s Work that are of a decorative nature consistent with similar first-class office buildings for which a building permit is not required and which cost (including installation) in the aggregate less than One Hundred Thousand Dollars ($100,000) per project or series of related projects, such as painting, carpeting and hanging pictures.

Costs: any costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

Default Rate: the rate per annum which is five (5) whole percentage points higher than the Prime Rate published in the Money Rates section of the Wall Street Journal.

Environmental Default: any of the following by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material at a level or in an amount in violation of Environmental Law on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.

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Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

Event of Bankruptcy: the occurrence with respect to any of Tenant, any Guarantor or any other person liable for Tenant’s obligations hereunder (including any general partner of Tenant) of any of the following: (a) such person becoming insolvent, as that term is defined in the Bankruptcy Code or Insolvency Laws; (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person knowingly submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) an admission by Tenant or Guarantor of its inability to pay debts as they become due.

Event of Default: any of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum due and owing under the Lease, which failure shall continue for a period of five (5) Business Days after Landlord sends Tenant written notice thereof; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in Section 19.1, which failure shall continue for a period of thirty (30) days after Landlord sends Tenant written notice thereof; provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) Tenant’s failure to take occupancy of or occupy continuously the Premises for more than six (6) consecutive months without notice to Landlord; (d) an Event of Bankruptcy; (e) Tenant’s dissolution or liquidation; (f) any Environmental Default; or (g) any sublease, assignment or mortgage not permitted by Article VII.

Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

including: including, but not limited to; including, without limitation; and words of similar import.

Insolvency Laws: the insolvency Laws of any state.

Land: the site upon which the Building is constructed.

Landlord Insured Parties: Landlord’s advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents, contractors and representatives.

Landlord’s Work: Landlord’s works of improvement performed pursuant to, or in order to cause the Building and the Premises to comply with, the provision of Exhibit B-1.

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Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

Mortgages: all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

Operating Charges: all expenses, charges and fees incurred in respect of the applicable period by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair, including the following: (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building plus amounts that would have been received had there been no rental abatements or other concessions), and personnel costs of the Building (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes); (4) costs of service, equipment rental, access control, landscaping and maintenance contracts; (5) maintenance, repair and replacement expenses and supplies; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses or to comply with Laws imposed after the date hereof, which shall be charged in annual installments over the useful life of the items for which such costs are incurred together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) [intentionally omitted]; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size but in any event not to exceed 2,500 square feet) and fitness facilities in the Building; (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, (to the extent not offset by separate membership or usage fees imposed by Landlord) roof deck, function room or other amenity of the Building; (16) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; and (17) any other expense incurred by Landlord in arm’s-length transactions in connection with maintaining, repairing or operating the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges shall not include:

(i)	Real Estate Taxes;

(ii)	Principal and interest payments, points, fees, or other debt costs, if any, pursuant to any deed of trust or mortgage which encumbers the Building;

(iii)	The costs of special services and utilities separately charged to particular tenants of the Building;

(iv)	Ground lease rents;

(v)	Advertising and promotional expenditures;

(vi)	Costs for which Landlord is reimbursed by insurance or condemnation proceeds or from tenants of the Building (other than such tenants’ regular contributions to Operating Charges);

(vii)	Costs directly and solely related to the maintenance and operation of the entity that constitutes Landlord, such as accounting and legal fees incurred solely for the purpose of reporting Landlord’s financial condition;

(viii)	Expenses for repairs and other work occasioned by fire, windstorm or other casualty for which Landlord is reimbursed under any policy of insurance, to the extent of the net proceeds received by Landlord from such insurance;

(ix)	Leasing commissions, attorneys’ fees, and other costs and expenses incurred in connection with leasing activities and lease disputes with tenants (including costs incurred due to violations by tenants of the terms and conditions of their leases);

(x)	Costs, disbursements, and other expenses incurred in connection with lease negotiations or lease disputes with tenants;

(xi)	Costs, disbursements and other expenses (including permit, license and inspection fees) incurred solely for the purpose of office space renovation, painting, decorating or

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redecorating for particular tenants or for the purpose of preparing vacant space to be leased;

(xii)	Tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same;

(xiii)	Depreciation of the improvements constituting the Building or the land thereunder;

(xiv)	Expenses to repair or remedy damage caused by the negligence of Landlord or Tenant, or the agents or employees of either;

(xv)	Any bad debt loss, rent loss or reserve for bad debt or rent loss;

(xvi)	costs of additions, alterations, repairs or improvements, equipment replacement and all other items which under standard real estate management and accounting practices consistently applied are properly classified as capital expenditures, except those costs set forth in this Lease, and except as provided in this Lease;

(xvii)	The cost of any supplies or other materials provided by a subsidiary or affiliate of Landlord to the extent in excess of a competitive cost;

(xviii)	Costs incurred in connection with the sale, exchange, financing or refinancing of the Building, including brokerage commissions, attorneys’ fees and closing costs;

(xix)	Any items or services for which Tenant reimburses Landlord directly (other than through Operating Charges);

(xx)	General corporate office overhead and administrative expenses associated exclusively with the operation of the business of the person or entity which constitutes Landlord which are not directly related to the operation of the Building;

(xxi)	Expenditures for improvements that are required to be capitalized under generally accepted accounting principles, except to the extent expressly included and amortized as herein provided;

(xxii)	Attorneys’ fees, space planners’ fees, real estate brokers’ leasing commissions, and advertising expenses incurred in connection with future development of the Land;

(xxiii)	Costs incurred in the design, permitting or construction of any future parking structure;

(xxiv)	Costs incurred in the connection with adding a new “skin” to the exterior of the Building or making similar major alterations to the exterior façade of the Building;

(xxiii)	With regard to costs for capital improvements made to reduce Operating Charges, the same shall be amortized as provided above (and Tenant shall only be required to make payments in respect of such amortization for periods falling within the Lease Term);

(xxiv)	reserves of any kind, including replacement reserves for bad debt loss or lost rent (but Operating Charges may include reasonable reserves imposed upon the Land and Building as part of the assessments under any covenants, conditions and restrictions recorded against the Land and Building);

(xxv)	Expenditures for replacements and repairs that are required to be capitalized under generally accepted accounting principles, except to the extent expressed included and amortized as herein provided;

(xxvi)	Equipment lease rentals attributable to the acquisition of air conditioning units, elevators, and fire protection, electrical, mechanical and plumbing base building systems, provided that in no event shall this exclusion be construed to extend to equipment used in providing janitorial and other maintenance and operational services in and for the Building;

(xxvii)	Costs of signs on the Building exterior identifying the owner of the Building or a particular tenant or tenants;

(xxviii)	Expenses associated exclusively with the operation of the business of the person or entity which constitutes Landlord which are not directly related to the operation of the Building and which relate to the following: partnership accounting and partnership legal matters, costs of defending any lawsuits with any lenders or mortgages (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and employees of Landlord, if any, not engaged in Building operation, or disputes between Landlord and its managing agent for the Building;

(xxix)	Costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant)

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or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law (provided that reasonable attorneys fees to enforce rules and regulations for the Building shall be included in Operating Charges);

(xxx)	Damages, interest, attorneys’ fees and any legal and other professional fees incurred due to a violation or claim of violation by Landlord of any of the terms and conditions of this Lease or any other lease of office space in the Building;

(xxxi)	Any costs incurred by Landlord in performing work necessary to remedy violations of code requirements concerning Building improvements where such code requirements were applicable at the time of the initial installation or construction of such improvements, or any fines or penalties arising from the failure to timely perform the foregoing;

(xxxii)	Any costs incurred by Landlord in performing work necessary to remedy violations of code requirements concerning upgrading or expanding the sprinkler system for the Building, to the extent such violations exist as of the Rent Commencement Date;

(xxxiii)	Any costs incurred by Landlord in performing work necessary to remedy violations of code or other applicable requirements that were enacted on or before the commencement of the Lease Term, to the extent such violations exist as of the Rent Commencement Date;

(xxxiv)	Any costs incurred by Landlord in performing work necessary to remedy violations of code requirements concerning the base, shell or core of the Building, to the extent such violations exist as of the Rent Commencement Date;

(xxxv)	Penalties, interest, late charges, liquidated damages or other costs arising out of any late payment by Landlord, including taxes and equipment leases;

(xxxvi)	Wages, salaries or benefits of any employee in commercial concessions operated by Landlord (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities);

(xxxvii)	Wages, salaries or other compensation paid to any executive employees of Landlord above the function of building manager;

(xxxviii)	Costs arising out of the operation, management, maintenance or repair of, and the wages, salaries or benefits of any employee in, any retail premises in the Building operated by Landlord;

(xxxix)	Landlord’s contributions to charitable organizations;

(xl)	Landlord’s political contributions;

(xli)	Costs arising from latent defects in the base, shell or core of the Building or repairs or alterations required by reason thereof;

(xlii)	Costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xliii)	The expense of any utilities provided generally to other tenants in the Building and not provided or available to Tenant;

(xliv)	The expense of any services provided generally to other tenants in the Building and not provided or available to Tenant;

(xlv)	Costs of acquisition of sculpture, paintings or other works of art;

(xlvi)	Costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord’s Agents, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building); and

(xlvii)	Costs incurred in connection with any required clean up, removal or remediation of any asbestos or other Hazardous Materials present in the building materials of the Building or any clean up, removal or remediation of contamination of the land upon which the Building is located.

Operating Charges Base Amount: the Operating Charges incurred during the Operating Charges Base Year.

Parking Facilities: the subterranean and above grade parking facility for the Building.

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Permitted Recipient: the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant’s certified public accountants who have responsibilities related to Operating Charges, Tenant’s attorney if involved in the dispute, any employees of Tenant’s auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority.

Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.

Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.

Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.

Real Estate Taxes Base Amount: the Real Estate Taxes incurred during the Real Estate Taxes Base Year.

Real Estate Taxes: (1) all of the real estate taxes and assessments imposed upon or with respect to the Building and the project of which it is a part and all of the real estate taxes and assessments imposed on the land and improvements comprising the Building and such project; (2) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 (“Proposition 13”)was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Real Estate Taxes shall also include any governmental or private assessments or the contribution by the Building or such project towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (3) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax, gross receipts tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (4) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (5) reasonable expenses (including reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant’s Proportionate Share of the amount by which Operating Charges or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant’s estimated payments made on account of Operating Charges and Real Estate Taxes during such year.

Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.

Tenant’s Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

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Tenant’s Work: The work performed by Tenant in connection with the initial remodeling of the Premises to prepare the same for Tenant’s use and occupancy, as more particularly described in Exhibit B.

Trustee: a trustee-in-bankruptcy of Tenant under a Case.

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EXHIBIT B

TENANT’S WORK

This Exhibit is incorporated into and made a part of that certain Office Lease Agreement to which this Exhibit is attached. Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1. Tenant’s Work.

(a) Except for Landlord’s Work (as defined in Section 4 of Exhibit B-1 hereto), all of the work required to prepare the Premises for Tenant’s use and occupancy (collectively, “Tenant’s Work”) shall be performed by Tenant pursuant to this Exhibit, in accordance with all of the provisions of the Lease relating to Alterations, as applicable, and all other applicable provisions of the Lease, including the insurance, damage and indemnification provisions. Tenant acknowledges that Tenant’s Work is being accomplished for its own account, Landlord having no responsibility or obligation in respect thereof, subject to the obligations of Landlord set forth herein in respect of the Improvements Allowance and those set forth in Exhibit B-1 hereto.

(b) The parties acknowledge and agree that Tenant’s Work may, if Tenant requires, include (without limitation) the following, in accordance with the provisions of the Lease and this Exhibit: (i) installation of supplemental HVAC unit(s) for Tenant’s computer data center and lab room(s); (ii) construction of an employee cafeteria; (iii) construction of an employee gym with restrooms, showers and lockers; and (iv) construction of certain office improvements and secure areas to meet the clearance requirements for certain government contracts and security clearances.

(c) The parties acknowledge that the Building is not certified under the Leadership in Energy and Environmental Design program of the U.S. Green Building Council (“LEED”). Tenant shall not be required by Landlord to comply with LEED unless required by a governmental agency in accordance with applicable Laws.

(d) Tenant shall not be required by Landlord to install a direct digital control (“DDC”) system unless required by a governmental agency in accordance with applicable Laws. Notwithstanding the foregoing, (i) Tenant may evaluate whether the existing DDC system in the Building has adequate capacity for Tenant’s improvements, and Tenant shall have the right to tie into the Building’s existing DDC system, at Tenant’s sole cost and expense (or from the Improvements Allowance) but without payment of a separate charge for Landlord’s system (subject to the provisions of the Lease relating to Operating Expenses), and (ii) if Tenant elects to do so, Landlord, at Landlord’s sole cost and expense, shall do such work, if any, as may be required to put the existing DDC panel serving the Premises in good working order, after notice from Tenant within the applicable Inspection Period and otherwise in accordance with the provisions of Section 4 of Exhibit B-1 hereto.

(e) Notwithstanding anything to the contrary contained in this Lease, (i) Landlord and Tenant agree that the mechanical contractor for Tenant’s Work shall be one of ACCO, Air Conditioning Solutions, Integrated Mechanical, Air Tec, Allison Mechanical, Inc., Emcor Services/Mesa Energy Systems, Western Allied Corporation, CE Mechanical, Control Air, Vision Mechanical, Western Air Limbach, as selected by Tenant, and that the fire and life safety contractor for Tenant’s Work shall be one of Pyro Comm, Chubb, TRL Systems, BEC, Inc., Simplex Grinnell, ISC Electronic Systems, as selected by Tenant; and (ii) Tenant’s Work shall be performed by other contractors and subcontractors reasonably approved in advance in writing by Landlord, which may be union or non-union contractors or subcontractors.

(f) Landlord hereby approves Jones Lang LaSalle as Tenant’s project manager, Wolcott Architecture as Tenant’s architect (“Tenant’s Architect”), and ARC Engineering as Tenant’s engineer for the preparation of mechanical, electrical and plumbing drawings and specifications.

(g) Landlord agrees that Tenant will be allowed, as part of the Tenant’s Work, to install a 480-volt, 3 phase, 4 wire feeder and the necessary infrastructure (including facilities necessary to connect to the Building’s main electrical system) to serve Tenant’s computer rooms and kitchen area; provided, however, that (i) Landlord makes no representations or warranties regarding such installation or the need to upgrade the existing Building electrical panel and systems, (ii) Tenant (and not Landlord) shall be responsible for making any upgrades to the Building Structure and Systems for purposes thereof (including as needed to maintain adequate capacity for the remainder of the Building), (iii) Tenant shall be solely obligated to repair and maintain the same after installation thereof; and (iv) Tenant shall install a meter or submeter for the same and shall pay separately for the electricity usage thereof. Any such connection and installation shall be subject to Landlord’s reasonable conditions therefor and shall otherwise be pursuant to the terms of this Exhibit B and this Lease.

Exhibit B, Page 1

(h) Tenant, as part of Tenant’s Work, and subject to Landlord’s reasonable conditions, shall be allowed to install vertical shafts and/or risers to the roof and other areas in the Building for water, sanitary sewer, gas and gas exhaust, including tying into the Building gas system, as well as vent shafts and a grease interceptor or grease trap, as needed, in connection with the construction of Tenant’s kitchen on the fifth floor of the Premises; provided, however, that (i) Landlord makes no representations or warranties regarding such installation or the need to upgrade the existing Building gas systems, (ii) Tenant (and not Landlord) shall be responsible for making any upgrades to the Building Structure and Systems for purposes thereof (including as needed to maintain adequate gas capacity for the remainder of the Building), (iii) Tenant shall be solely obligated to repair and maintain the same after installation thereof; and (iv) Tenant shall install a meter or submeter for the same and shall pay separately for the gas usage thereof. Any such installation shall be subject to Landlord’s reasonable conditions therefor and shall otherwise be pursuant to the terms of this Exhibit B and this Lease.

2. Tenant’s Authorized Representative. Tenant designates Michael Jones (Guidance Software, Inc.) and Maria Naughton (Jones Lang LaSalle) and (“Tenant’s Authorized Representatives”) as the persons authorized to represent Tenant in issues related to this Exhibit.

3. Construction Drawings. Tenant shall construct and install Tenant’s Work in compliance with all applicable Laws and in a good and competent manner, in accordance with construction drawings prepared by Tenant’s Architect and approved by Landlord in the manner provided in Section 9.2 of the Lease and this Exhibit (with construction drawings as so approved referred to herein as the “Final Construction Drawings”).

(a) Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord all construction plans and drawings (“Construction Drawings”) for the Tenant’s Work. The Construction Drawings shall be consistent with the Test Fits (as defined in Section 9.3 of the Lease).

(b) Landlord shall provide to Tenant reasonably detailed written comments, requests and proposed revisions to the Construction Drawings as Landlord reasonably determines (the “Landlord Construction Comments”) not later than 5:00 p.m. (Pacific time) on the date that is fifteen (15) Business Days after Landlord’s receipt of the Construction Drawings; provided that, Landlord (i) shall not unreasonably withhold, condition or delay its approval of the Construction Drawings and (ii) shall not disapprove of any improvements shown in the Test Fits. If Landlord fails to deliver Landlord’s Construction Comments within such fifteen (15) Business Day period, and if such failure continues for an additional five (5) Business Days after Landlord’s receipt from Tenant of a second notice specifically referring to this Section and stating that Landlord’s failure to respond will be considered deemed approval of the Construction Drawings as submitted by Tenant, then Landlord shall be deemed to have approved the Construction Drawings as submitted by Tenant.

(c) Tenant shall promptly review the Landlord Construction Comments and consult with Landlord to regarding the same. Landlord and Tenant shall work together cooperatively and in good faith to reach agreement on the form of the Final Construction Drawings.

4. Improvements Allowance. Landlord shall pay to Tenant the Improvements Allowance in an amount up to that specified in Section 1.7 of the Lease. The aggregate amount of the Improvements Allowance paid by Landlord shall not exceed Tenant’s actual expenses for work performed and materials furnished in connection with Tenant’s Work, including expenses incurred in connection with the design and preparation of Construction Drawings for Tenant’s Work (including associated architectural and engineering fees and permits) and costs of installation of data and telephone cabling and other improvements included in Tenant’s Work and, to the extent provided below, for Tenant’s security system and signage. In no event shall the Improvements Allowance be payable in respect of Tenant’s costs for furniture, trade fixtures, business equipment or other personal property, for interest or financing costs, or for Tenant’s own administrative or overhead expenses (except for Tenant’s project manager’s fee). Tenant may use a portion of the Improvements Allowance, in no event to exceed an aggregate of one-sixth (1/6th) of the amount specified in Section 1.7 of the Lease, for Tenant’s expenses for a security system and signage installed in accordance with the provisions of this Lease. Landlord shall pay the Improvements Allowance to Tenant as follows:

(a) Landlord shall pay an advance to Tenant of up to one-half of the Improvements Allowance within thirty (30) days after Tenant’s written request therefor, provided that such request is accompanied by satisfaction of each of the following conditions, and provided Tenant is not in default under the Lease beyond all applicable notice and cure periods: (i) Tenant shall have submitted to Landlord Conditional Waivers and Releases of Lien for the work being reimbursed, from Tenant’s general contractor and from all subcontractors, materials suppliers and other persons performing labor and/or supplying materials in connection with Tenant’s Work for which reimbursement is being paid; (ii) Tenant’s written request is accompanied by the certification of Tenant’s Architect that Tenant’s Work through the date of the request has been completed in accordance or substantially in accordance with the

Exhibit B, Page 2

plans and specifications prepared by Tenant’s Architect; and (iii) Tenant shall provide to Landlord copies of invoices received by Tenant in a total amount equal to or in excess of the amount requested.

(b) Landlord shall pay the Improvements Allowance, or any balance thereof remaining after an advance made by Landlord as provided above, within thirty (30) days after Tenant’s written request therefor, provided that such request is accompanied by satisfaction of each of the following conditions, and provided Tenant is not in default under the Lease beyond all applicable notice and cure periods: (i) a copy of the inspection card of the City of Pasadena Building Department signed off as “final,” a certificate of occupancy or an equivalent sign off for all of Tenant’s Work; (ii) Tenant shall have submitted to Landlord Unconditional Waivers and Releases of Lien for the work being reimbursed, from Tenant’s general contractor and from all subcontractors, materials suppliers and other persons performing labor and/or supplying materials in connection with Tenant’s Work for which reimbursement is being paid; (iii) Tenant’s written request is accompanied by the certification of Tenant’s Architect that Tenant’s Work has been completed in accordance or substantially in accordance with the plans and specifications prepared by Tenant’s Architect; (iv) Tenant shall provide to Landlord by copies of invoices paid by Tenant in a total amount equal to or in excess of the amount requested; (v) Tenant’s Work has been fully completed; and (vi) Tenant shall have made deliveries in respect of Tenant’s Work and completed performance of its other responsibilities in respect thereof as provided in the Lease and this Exhibit, including (without limitation) as set forth in Section 8 below.

(c) Notwithstanding anything to the contrary contained in this Exhibit or the Lease, Landlord shall not be required to reimburse Tenant for any request delivered to Landlord later than December 31, 2015, and Tenant shall not be entitled to any credit, cash or otherwise, for any unused portion of the Improvements Allowance.

(d) Landlord shall have the right to apply portions of the Improvements Allowance against fees and expenses of Landlord paid and incurred in connection with Tenant’s Work to the extent expressly provided in this Lease (including the Exhibits hereto). In no event shall Landlord charge against the Improvements Allowance, or otherwise require Tenant to pay, any construction supervision fee or plan review fee for approval of plans or drawings for Tenant’s Work or inspection of the construction thereof.

5. General Requirements.

(a) Tenant construction shall substantially comply with the Final Construction Drawings. Changes that occur during actual construction that differ from same (other than minor variations required to meet field conditions) may, at Landlord’s sole election, require alterations at Tenant’s expense (or from the Improvement Allowance) to cause the Tenant’s Work to be in substantial compliance with the Final Construction Drawings. No drawings are considered “approved” unless they bear Landlord’s signature of approval.

(b) Tenant shall direct Tenant’s Architect to conduct an on-site verification of all measurements and dimensions in connection with the preparation of construction drawings for Tenant’s Work, and Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Premises from those reflected in any plans provided by Landlord to Tenant.

(c) Upon or prior to Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following to Landlord:

1. Names of general contractor (including main office name, address, phone and fax, and, as soon as it becomes available, project manager name, direct phone, fax, cell phone and email address, superintendent and field supervisor name, direct phone, job phone, cell phone, fax and email address) and all subcontractors (with full contact information for office and field supervision as listed above for general contractor), all of which shall be subject to Landlord’s approval;

2. Proof of general contractor’s financial ability;

3. [Intentionally omitted];

4. Tenant/contractor insurance coverage;

5. Copy of building permit(s) or an equivalent instrument; and

6. Anticipated completion schedule from Tenant’s contractor.

6. Performance of Tenant’s Work.

Exhibit B, Page 3

(a) Tenant will perform and cause its contractors to perform the construction of Tenant’s Work in compliance with the Construction Rules and Regulations (as defined in subsection (b) of this Section) and such other reasonable rules and regulations as Landlord may from time to time adopt in accordance with Section 16.1 of the Lease and at a time and in a manner which will not materially and adversely affect completion of any work in the Premises or the Building done by or on behalf of Landlord. Any construction or other work that produces excessive noise or otherwise materially and adversely affects other tenants of the Building shall be performed at times other than Building Hours. Landlord may stop any construction or other work that materially and adversely affects the activities of other tenants of the Building during Building Hours.

(b) The “Construction Rules and Regulations” shall mean those certain construction rules and regulations heretofore provided to Tenant entitled “1055 East Colorado Boulevard Contractor Rules and Regulations” and identified thereon as “Update 2 26 09” with the following modifications and amendments:

1. Notwithstanding anything to the contrary contained in the Construction Rules and Regulations, in the event of a conflict between the Construction Rules and Regulations and this Lease, the terms of this Lease shall prevail.

2. In the seventh bullet point set forth in Attachment C to the Construction Rules and Regulations, entitled “Closing Package Requirements,” the words “Copy of original” are substituted in place of the word “Original” at the beginning thereof.

3. In the eighth bullet point set forth in Attachment C to the Construction Rules and Regulations, entitled “Closing Package Requirements,” the words “Copy of stamped” are substituted in place of the word “Stamped” at the beginning thereof.

4. The following is hereby added at the end of Attachment C to the Construction Rules and Regulations, entitled “Closing Package Requirements”: “Notwithstanding anything to the contrary contained in this Attachment C, the above referenced documents and/or items shall be provided by Tenant, at Tenant’s sole option, in the form of copies or originals.”

7. Completion of Tenant’s Work. At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord, shall do the following:

(a) Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been reasonably accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b) Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;

(c) Furnish Landlord with two (2) sets of complete “as built” drawings (including, but not limited to, mechanical, electrical, plumbing, fire-protection, fire-alarm and architectural as-built drawings) and CADD files of the Premises;

(d) Furnish a written certification from Tenant’s Architect that all work performed in the Premises is substantially in accordance with the Final Construction Drawings approved by Landlord;

(e) Furnish all guarantees and/or warranties required by this Lease (including the Exhibits hereto) or otherwise received by Tenant from the contractor, subcontractors, materials suppliers or manufacturers performing work or supplying materials in connection with Tenant’s Work; and

(f) Furnish a certified HVAC Test and Balance Report (reasonably satisfactory to Landlord).

8. Work Standards. All of Tenant’s Work shall be done and installed in compliance with all Laws and with the overall design and construction standards of the Building.

9. Permits. As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time

Exhibit B, Page 4

required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items and Landlord, at no cost to Landlord, shall use commercially reasonable efforts to assist Tenant in securing such permits. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a Non-Residential Use and Occupancy Permit (or an equivalent instrument) and all other approvals required for Tenant to use and occupy the Premises and commence business operations therein. Copies of all building permits/occupancy permits are to be forwarded to Landlord. Notwithstanding the foregoing, Landlord (and not Tenant) shall be responsible for the payment (separate from the Improvements Allowance) of such any so-called “tap” or connection fee required to be paid in order to connect the Premises to water and sewer service provided by the local governmental agencies or utilities.

10. Contractor Insurance. Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to Article XIII of the Lease, the following types of insurance:

(a) Builder’s Risk Insurance. At all times during the period between the commencement of construction of Tenant’s Work and the date on which commences business operations in the Premises with a valid certificate of occupancy (or use and occupancy permit, as applicable) in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord and Landlord’s contractors and subcontractors and Tenant and Tenant’s contractors and subcontractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b) Worker’s Compensation. At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

11. Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any negligent act or omission on the part of Tenant (except to the extent arising from Landlord’s negligence or willful misconduct). Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of any damage to the Building or claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

12. Coordination. Landlord and Tenant acknowledge that Landlord may perform work in the Premises and the Building simultaneously with Tenant’s Work. Landlord and Tenant agree to cooperate with each other in the performance of their respective work, and shall coordinate their respective work so that such work shall not interfere with, or delay the completion of, the work being performed by the other, or by other lessees in the Building. Tenant and Landlord shall endeavor in good faith to schedule and coordinate their respective work with the construction of Tenant’s Work (and the means and times of access to and from the Premises by Tenant and Tenant’s contractors, subcontractors, deliverymen and agents) so as not to interfere with the normal operations of the Building or the operations of or construction for other tenants in the Building. All use of elevators is subject to scheduling by Landlord and governmental restrictions.

13. Roof. Landlord retains the sole right to disallow any and all roof penetrations by Tenant and roof installation of equipment and/or structures by Tenant, subject to the rights of Tenant to install the Roof Equipment in accordance with the provisions of the Lease.

14. Loads. Tenant shall not mount or hang any item from the structure of the Building or otherwise without Landlord’s prior written approval. If Tenant desires to mount or hang anything, Tenant

Exhibit B, Page 5

shall notify Landlord of the loads involved and, as appropriate, provide Landlord with appropriate plans and specifications showing the manner of attachment.

15. Contractor Responsibilities. It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a) Maintain continuous protection of any premises adjacent to the Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to work of Landlord or said adjacent premises by reason of the performance of Tenant’s Work.

(b) Secure all parts of Tenant’s Work against accident, storm, and any other hazard. However, no barricades or other protective device shall extend more than two (2) feet beyond the Premises. In addition to the foregoing, Tenant’s barricade or other protective device shall be attractive in appearance, shall extend across the frontage and full height of the Premises and shall be of materials approved by Landlord. Such partition shall not interfere with Landlord’s completion of Common Areas of the Building.

(c) Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant’s Work. If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(d) Use only the Premises for the performance of Tenant’s Work. Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(e) Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them. Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

Exhibit B, Page 6

EXHIBIT B-1

CONDITION OF PREMISES

This Exhibit is incorporated into and made a part of that certain Office Lease Agreement to which this Exhibit is attached. Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1. Information and Services Provided by Landlord.

(a) Landlord shall provide to Tenant (or at Tenant’s request its architect or project manager) plans and specifications in Landlord’s possession regarding the Building’s mechanical systems, plumbing systems, electrical systems, plans, construction type and other building/facilities reasonably related information as requested by Tenant, and including up-to-date CAD files to the extent in Landlord’s possession. Landlord shall also provide information on the Building’s systems in Landlord’s possession to support Tenant’s 24/7 HVAC in certain areas of the Premises via supplemental HVAC unit(s).

(b) During performance of Tenant’s Work (and ending in any event when Tenant commences business operations in the Premises), Landlord shall provide to Tenant at no charge the following: (i) electricity service for performance of Tenant’s Work; (ii) water and washroom usage on the fourth floor of the Building; and (iii) HVAC services for the Premises, to the extent such service may be provided by facilities existing and in place as of the date of this Lease and are appropriate in light of the manner and scope of Tenant’s Work. Landlord shall not impose any supervision or construction management fee in connection with Tenant’s Work.

2. Existing Conditions. Subject to the obligations of Landlord set forth in Section 4 of this Exhibit, the parties acknowledge and agree as follows with regard to the Building and the Premises:

(a) The Building and lobby was constructed in 2001.

(b) The elevator lobbies on the third (3rd), fourth (4th) and fifth (5th) floors of the Building and the elevator cabs will remain in their existing condition. The common area corridors and stairways on such floors will remain in their existing condition as of the date of this Lease. Notwithstanding the foregoing, Tenant, as part of Tenant’s Work, shall have the right (but not the obligation) to upgrade and/or modify the existing finishes on the elevator lobbies and common area corridors on any one or more of the third (3rd), fourth (4th) and fifth (5th) floors (collectively the “Common Area Improvements”). The Common Area Improvements shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned and shall be included in the Final Construction Drawings. Tenant shall perform any Common Area Improvements in a manner that will, to the extent practicable, minimize any disruption of the existing tenants in the Building and in all respects in conformance with such schedule, at such times and otherwise in such manner as Landlord may from time to time direct so as to minimize any such disruption, subject to Force Majeure.

(c) The electrical and telephone closets on each floor will remain in their existing condition as of the date of this Lease subject to being Code complaint.

(d) Conduit and service for fiber utilization by Tenant to MPOE (main point of entry) in the Building is currently provided by AT&T.

(e) The mechanical equipment rooms on the third (3rd), fourth (4th) and fifth (5th) floors of the Building will remain in their existing condition, subject to the right of Tenant to use the same as required by HVAC system for the Premises shown in the Final Construction Drawings.

(f) The janitorial closets on the third (3rd), fourth (4th) and fifth (5th) floors of the Building (one per floor) will remain in their existing condition as of the date of this Lease.

(g) Building stairways will remain in their existing condition as of the date of this Lease subject to being Code compliant. Tenant shall have the right to install a cardkey access panel on those doors accessing the Building stairways that open directly into the Premises on the 3rd, 4th and 5th Floors, and to access the Premises using said stairways, subject to Landlord’s reasonable conditions respecting such installation and provided that use of the stairways is permitted and complies with Building code and laws, and does not materially and adversely affect, or prevent the use of such stairways by, other tenants in the Building.

Exhibit B-1, Page 1

3. Condition Upon Delivery. Subject to the obligations of Landlord set forth in Section 4 of this Exhibit, the Premises and the Building shall be in the following condition as of the delivery of possession of the Premises to Tenant:

(a) Restrooms. Existing men’s and woman’s restrooms on the third (3rd), fourth (4th) and fifth (5th) floors of the Building are in their original, un-altered condition since the time Building obtained their Certificate of Occupancy. If any ADA compliance work to these restrooms is triggered by Tenant’s Work involving the construction of leasehold improvements for normal office use, including the improvements in the Test Fits, Landlord will perform the same in accordance with Section 4 below.

(b) Sprinklers. Existing fire protection sprinkler facilities consisting of main loop, laterals and uprights will be in good working order and in compliance with Building Code for improvements as existing in the Premises upon delivery of possession. If any work to such existing facilities is required to bring the include compliance with such condition, Landlord will perform the same in accordance with Section 4 below. Tenant shall be responsible at its cost or from the Improvements Allowance (and Landlord’s Work will not include) any alterations or additions to sprinkler facilities required by reason of alterations made to the Premises in connection with the performance of Tenant’s Work.

(c) Balconies. The Balconies (as defined in Section 2.1 of the Lease) will be in good condition and doors, windows and plate glass separating the Premises therefrom shall not permit water intrusion into the Premises. If any work is required to bring the Balconies into good condition or to remedy Code violations existing as of the date hereof, Landlord will perform the same in accordance with Section 4 below.

(d) Blinds. Existing window blinds in the Premises will be in working condition. If any work is required to bring such blinds into working condition, including replacing any missing blinds, Landlord will perform the same in accordance with Section 4 below.

(e) Slab Floor. The concrete slab of the Premises will be within “level tolerances” pursuant to industry standards (i.e. one quarter of an inch (1/4”) over ten feet (10’) in any direction noncumulative) and suitable for the installation of general office improvements and floor covering. If any work is required to bring the concrete slab to such condition, Landlord will perform the same in accordance with Section 4 below.

(f) Conduit. Landlord will provide six (6) four inch (4”) conduits from the MPOE to a designated room on the Premises floors. Four (4) of such conduits are currently existing and two (2) additional will be installed in accordance with Section 4 below.

(g) VAV Boxes. Existing VAV boxes and controls in the Premises will be in good working order. If any work to existing VAV boxes and controls is required to put the same in good working order, Landlord will perform the same in accordance with Section 4 below. Tenant shall be responsible at its costs (and Landlord’s Work will not include) any alterations or additions to VAV facilities required by reason of alterations made to the Premises in connection with the performance of Tenant’s Work.

(h) Electrical. The following will be available for use by Tenant at the Premises: (i) existing electrical transformers and panels will be available to meet a demand load for power at two (2) watts per usable square foot of Premises at 277/480 volt for lighting, and five (5) watts per usable square foot at 120/208 volts for power throughout the Premises; and (ii) capacity to provide 100 watts per usable square foot for Tenant’s data center room, subject to Tenant’s installation of a separate meter at Tenant’s cost (or from the Improvement Allowance) and payment of additional electricity costs in accordance the terms of the Lease. If any work is required to provide meet such demand load described in clause (i) or provide the capacity described in clause (ii), Landlord will perform the same in accordance with Section 4 below.

(i) Hazardous Materials. To the knowledge of Landlord, there are no Hazardous Materials existing in the improvements currently existing in the Premises or the Building that contain Hazardous Materials at levels such that removal or other remediation thereof is mandated under applicable Laws as a condition to Tenant’s construction of leasehold improvements for normal office use in the Premises. If any such Hazardous Materials are found in the Premises or Building during the construction of Tenant’s Work, Landlord will perform work needed to remediate the same to the standard required by the governmental authority having jurisdiction under such Law in accordance with Section 4 below.

(j) Building Systems. Landlord and Tenant acknowledge that the Building Structure and Systems (as defined in Rider 1 to the Lease) include the following up to the point of connection with

Exhibit B-1, Page 2

facilities exclusively serving the Premises (the “Base Building Systems”): (i) fire protection alarm and communication systems with annunciator; (ii) fire protection sprinkler system; and (iii) other life safety systems (main panel on floor and/or master panel) to accommodate Tenant’s plans as shown in the Test Fits. If any alterations to such Building Structures and Systems are needed to put the same in good working condition or are required under applicable Laws to permit the construction in the Premises of leasehold improvements for normal office use, including the improvements in the Test Fits, Landlord will perform the same in accordance with Section 4 below.

(k) ADA and Cal Green. With regard to any work outside the Premises and in the Common Areas that is triggered by Tenant’s Work and that is mandated to be completed under applicable Laws as a condition to Tenant’s construction of leasehold improvements for normal office use in the Premises (including the improvements in the Test Fits, including the ADA, the so-called “path of travel” requirements under the ADA, and the so-called “Cal Green” provisions of the Building Code of the State of California, Landlord will perform such work required by the governmental authority having jurisdiction under such Law in accordance with Section 4 below.

4. Access by Tenant; Inspection by Tenant; Landlord’s Work.

(a) Tenant, and Tenant’s Architect and Tenant’s consultants shall have reasonable access to the Premises following the date of the Lease and through the applicable delivery date, for the purpose of planning and designing Tenant’s space requirements, subject to prior coordination with Landlord and compliance with the provisions of the lease(s) currently in place for the Currently Occupied Premises.

(b) During the applicable Inspection Period (as defined below), Tenant shall have the right to inspect the Premises and the Building Structure and Systems for the purpose of determining whether there has been any failure to satisfy the conditions described above in Section 3 of this Exhibit or whether any work to the Premises or Building Structure and Systems is required to be performed by Landlord as described in such Section. Not later than the end of the applicable Inspection Period, Tenant may give written notice to Landlord (a “Tenant Condition Notice”) stating with particularity each respect in which the Premises and the Building Structure and Systems fail to satisfy such conditions or in which such work in required, which notice shall refer to the applicable subsection of Section 3 and describe with reasonable particularity the nature and scope of the work that needs to be performed. For the Fourth Floor Premises and the Fifth Floor Premises, the “Inspection Period” shall begin on the First Delivery Date and end sixty (60) days thereafter, and for the Currently Occupied Premises, the “Inspection Period” shall begin on the Second Delivery Date and end sixty (60) days thereafter. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that some conditions will need to be satisfied pursuant to Section 3 above or latent defects in the Building’s Systems may not be visible or discovered during the Inspection Period and such conditions may not be discovered until or during the actual construction of Tenant’s Work (the “Latent Defect”). If such Latent Defect is discovered during Tenant’s Work, and work is needed to put the same in good working condition or are required under applicable Laws to permit the construction in the Premises of leasehold improvements for normal office use, including the improvements in the Test Fits, Landlord will perform the same in accordance with this Section 4.

(c) If a Tenant Condition Notice given by Tenant as provided above reveals that work is required to be done by Landlord, either to bring the Premises or the Building Structure and Systems into compliance with the conditions specifically described in Section 3 or to perform other work specifically required by such Section or as provided in this Exhibit, any and all such work (“Landlord’s Work”) shall be performed by Landlord in a good and competent manner, in compliance with applicable Laws, and at Landlord’s expense (without reduction in or charge upon the Improvements Allowance). Landlord’s Work shall be scheduled in consultation with Tenant, and to the extent any Landlord’s Work involves entry onto the Premises, the parities shall coordinate the timing and manner of the performance of Landlord’s Work and Tenant’s Work in order to accomplish the same in a commercially reasonable manner.

Exhibit B-1, Page 3

EXHIBIT C

RULES AND REGULATIONS

This Exhibit C is incorporated into and made a part of that certain Office Lease Agreement to which this Exhibit is attached.

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Nothing may be placed on or about balcony areas, if any, of the Building without Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall keep all portions of the Premises which are visible from the Building’s central atrium (if any) in a tasteful, neat and orderly condition characteristic of first-class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against the glass surrounding the Building’s central atrium (if any).

2. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or Common Areas.

3. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds (other than Building standard blinds which shall not need Landlord’s approval), shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.

4. Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5. Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord’s prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater.

6. Tenant shall not bring any bicycle (except for the permitted access to bring bicycles to the area designated by Landlord as bicycle-parking area), vehicle, animal, bird or pet of any kind into the Building, except seeing eye or hearing ear dogs for handicapped persons visiting the Premises. Except while loading and unloading vehicles and deliveries, there shall be no parking of vehicles or other obstructions placed in the loading dock area.

7. Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption, and except any food served or prepared in the kitchen area shown in the Test Fits. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.

8. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building, whether by the use of any musical instrument, radio, talking machine or in any other way.

9. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as reasonably approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.

10. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned. At all times Tenant shall provide Landlord with a “master” key for all locks on all doors and windows (subject to the provisions of Section 12.2 of the Lease). Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress, except as permitted under the Lease, and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof (except that with regard to Keys (as defined in Section 14.1 of the Lease, Tenant shall only be required to return to Landlord those in its possession); and (b) inform Landlord of the combination of any lock, safe and vault in the Premises (subject to the provisions of Section 12.2 hereof). At Landlord’s request, Landlord’s then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant’s key system shall be consistent with that for the rest of the Building.

11. Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office and computer equipment, including desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written reasonable consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery subject to the terms set forth in the Lease. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building’s electric lines, feeders, risers, wiring and any other Building machinery located in or accessible through the Premises. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned so long as changes, replacements or additions are completed by Tenant pursuant to the requirements under the Lease, and in particular pursuant to Article IX of the Lease pertaining to Alterations. In no event shall Tenant use or permit the use of any space heaters or similar devices in the Premises. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

12. All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment (including wiring) nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt telecommunications facilities as necessary in connection with any repairs or with installation of other telecommunications equipment. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones, WiFi or other reasonable wireless network and devices), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion, subject to the provisions of the Lease relating to Roof Equipment.

13. No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services (including the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such commercially reasonable rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider’s equipment, the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord’s standard form and otherwise reasonably satisfactory to Landlord.

14. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Tenant shall be responsible for all persons for whom it authorizes entry into the Building and shall be liable to Landlord for all acts of such persons. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.

15. Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

16. Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and equipment are turned off, including coffee machines, except that Tenant may leave on computer servers and other equipment reasonably operated on a continuous basis.

17. Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent. Tenant shall not employ any person or entity to do janitorial work within the Premises without Landlord’s prior written consent, and any and all such work shall be done in compliance with all instructions issued by Landlord or its representatives.

18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

19. Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned.

The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord which approval shall not be unreasonably withheld, delayed or conditioned. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

20. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

21. Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.

22. Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons designated or reasonably approved by Landlord. Tenant may have any such service provided within the Premises only upon prior written notice to Landlord or the Building manager in each instance, and Tenant shall provide Landlord or the Building manager with identifying information regarding each individual performing any such services, other than full-time employees of Tenant, prior to such individual’s commencing work, and Tenant shall direct and cause each such individual, while in the Building and outside of the Premises, to comply with all instructions issued by Landlord or its representatives.

23. Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned.

24. Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

25. Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26. Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices.

27. Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sound-deadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials or shall be pursuant to Tenant’s working drawings subject to Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

28. Any installations to provide supplemental cooling for any portion of the Premises shall be made in such manner and using such equipment and facilities as Landlord may designate and direct, and all work relating to any such installations shall in all respects be performed at Tenant’s sole cost and expenses pursuant to plans approved in advance in writing by Landlord, and in all other respects in the manner required pursuant to the Lease.

29. Tenant shall handle its newspapers, “office paper,” garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform with any commercially reasonable recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. Landlord reserves the right to require Tenant to arrange for waste collection (other than as provided pursuant to the Janitorial Specifications), at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such requirements. If Tenant is unable to comply with Landlord’s reasonable standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all actual additional costs incurred by Landlord with respect thereto.

30. Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.

31. Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other Common Areas.

32. All wiring and cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such cabling and wiring shall, at Landlord’s request, be removed by Tenant upon the expiration or termination of the Lease if required by the terms of the Lease or if applicable governmental agencies require removal of such facilities upon the termination of their use or abandonment.

33. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further commercially reasonable rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of these rules, as now or hereafter in effect, and the terms and provision of the Lease, the terms and provision of the Lease shall prevail.

EXHIBIT D

[INTENTIONALLY OMITTED]

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EXHIBIT E

HVAC SPECIFICATIONS

Landlord shall maintain and operate the integrated heating ventilation and air conditioning system to provide (so long as Tenant’s mechanical and electrical working drawings and specifications are designed and constructed for proper capacity as provided in this Lease and to coordinate with the base building system) cooling, ventilation and heating to produce the following results effective during normal working hours set forth in this Lease and within tolerances normal in first class office buildings: maintenance of inside space conditions of no greater than 73 degrees Fahrenheit during the cooling mode and no less than 70 degrees Fahrenheit during the heating mode. Notwithstanding the foregoing, Landlord shall be deemed to be in compliance with the foregoing cooling mode requirement so long as Landlord’s air conditioning systems maintain an operable cooling capacity of not less than 1-ton per 300 usable square feet within Tenant’s Premises.

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EXHIBIT F

JANITORIAL SPECIFICATIONS

OFFICE AREAS

Nightly Services (Monday through Friday)

Empty and wipe outside wastebaskets, replacing liners if necessary.

Empty centralized recycling containers as needed.

Dust mop wood, resilient and composition floor areas with treated dust mops. Spot mop as necessary.

Dust all marble floors with untreated dust mop.

Spot mop all spills on hard surface floors as necessary.

Turn off all lights except as otherwise directed.

Secure and lock all doors.

Report burned out lights, broken fixtures, etc.

Alternate Night Services

Dust with treated cloth the tops of all desks, credenzas, files, fixtures, window sills, and all other horizontal surfaces (with reach). Papers on desktops will not be moved.

Remove fingerprints, smudges, etc. from doors, door frames, partition glass, side lights, walls, and around light switches.

Vacuum all rugs and carpet unobstructed by furniture; replacing chairs to their original positions. Spot clean minor stains as necessary.

Monthly Services

Dust all door jambs.

Dust all areas above and below the janitor’s normal reach.

Detail vacuum edges of carpet and all other carpeted areas not reached by the normal vacuum on a daily basis.

Vacuum or dust all return air vents.

Spray, buff, and refinish all building standard resilient floors with a slip retardant floor finish (Every six weeks)

RESTROOMS

Daily Services (Monday through Friday)

Damp mop hard surface floor areas with germicidal solution.

Empty and sanitize all trash receptacles. Replace waste bags and liners.

Dust, clean, and wash where necessary all partitions, tile walls, dispensers, and receptacles.

Clean underside rims of urinals and toilet bowls. Wash both sides of toilet seats with soap and water disinfectant.

Empty, clean, sanitize and polish all paper dispensers, replacing liners as necessary.

Clean and polish all mirrors.

Spot clean with disinfectant, all partitions and tile walls.

Fill all dispensers with soap, towels, and toilet paper.

Report all burned out lights, leaking faucets, running plumbing or other maintenance needs.

Inspect restrooms twice a day to keep restrooms clean and full of restrooms supplies.

Nightly Services (Monday through Friday)

Empty and sanitize all trash receptacles. Replace waste bags and liners.

Wash and disinfect all basins, bowls, both sides of toilet seats and urinals (including tile walls near urinals). Damp wipe all partitions, clean flush-o-meters, piping, toilet seat hinges and other metal surfaces. Clean undersides of rim on urinals and bowls. Toilet seats to be left in an upright position.

Wash and polish all mirrors, powder shelves, bright work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal surfaces.

Spot wash walls and doors.

Dust all ledges and tops of partitions.

Fill toilet tissue, soap, and paper towels.

Sweep all hard surface floors.

Damp mop hard surface floor areas with germicidal solution.

Report burned out lights and any other restroom fixtures not working properly.

Weekly Services

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Wash all waste containers and disinfect.

Monthly Services

Wash all partitions and tile walls.

Vacuum or wash, as necessary, all ventilation grills.

Dust all doors and door jambs.

Machine scrub all building standard hard surface floors

ELEVATOR LOBBIES AND PUBLIC CORRIDORS

Nightly Services (Monday through Friday)

Dust mop wood, resilient and composition floor areas with treated dust mops. Spot mop as necessary.

Vacuum all carpeted areas. Spot clean minor stains.

Remove fingerprints from doors, walls, etc.

Secure all doors as directed.

Report any burned out lights.

Weekly Services

Spot wash all lobby walls and doors.

Polish or clean all door kick plates and thresholds.

Dust all door jambs.

Quarterly Services

Thoroughly scrub and refinish all building standard resilient floors with a slip retardant floor finish.

Dust light diffusers.

LUNCH ROOM & KITCHEN AREAS

Nightly Services (Monday through Friday)

Remove trash and place for disposal. Change all liners nightly.

Wipe tables, chairs, and countertops.

Wash and polish kitchen sink.

Wipe coffee maker.

Wipe front of oven, refrigerator, and dishwasher.

Sweep and spot mop floor.

Monthly Services

Spot wash doors and walls

Scrub and refinish all building standard resilient floors with a slip retardant floor finish. (Every six weeks)

Wipe all vinyl chairs, chair rungs, and table pedestals.

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EXHIBIT G

GENERATOR LOCATION AND SPECIFICATIONS

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EXHIBIT H

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT

RECORDING REQUESTED
BY AND WHEN
RECORDED RETURN TO:

, Esq.

SUBORDINATION,

NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE:	THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

DEFINED TERMS

Execution Date: As of             , 2012.

Lender & Address:

Metropolitan Life Insurance Company, a New York corporation, and its affiliates, as applicable

10 Park Avenue

Morristown, New Jersey 07962

Attn:	Senior Vice President
Real Estate Investments

with a copy to:

Metropolitan Life Insurance Company

Attn:

Tenant & Address:

Guidance Software, Inc.

215 Marengo Avenue, 2nd Floor

Pasadena, CA 91101

Attn: General Counsel

Landlord & Address:

1055 East Colorado – Pasadena, CA, L.P., f/k/a Wells REIT - Pasadena, CA, L.P.

c/o Piedmont Management, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attention: Asset Manager – West Region

Loan: A first mortgage loan in the original principal amount of $ $29,200,000.00 from Lender to Landlord.

Note: A Promissory Note executed by Landlord in favor of Lender in the amount of the Loan dated as of March 8, 2006, as amended December 23, 2008.

Mortgage: A Mortgage, Security Agreement and Fixture Filing dated as of March 8, 2006, executed by Landlord, to Lender securing repayment of the Note to be recorded in the records of the County in which the Property is located, as amended December 23, 2008.

Lease and Lease Date: The lease entered into by Landlord and Tenant dated as of             , 2012, covering the Premises.

Property:	1055 East Colorado Boulevard
Pasadena, California 91006

The Property is more particularly described on Exhibit A.

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made by and among Tenant, Landlord, and Lender and affects the Property described in Exhibit A. Certain terms used in this Agreement are defined in the Defined Terms. This Agreement is entered into as of the Execution Date with reference to the following facts:

A. Landlord and Tenant have entered into the Lease covering certain space in the improvements located in and upon the Property (the “Premises”).

B. Lender has made or is making the Loan to Landlord evidenced by the Note. The Note is secured, among other documents, by the Mortgage.

C. Landlord, Tenant and Lender all wish to subordinate the Lease to the lien of the Mortgage.

D. Tenant has requested that Lender agree not to disturb Tenant’s rights in the Premises pursuant to the Lease in the event Lender forecloses the Mortgage, or acquires the Property pursuant to the power of sale contained in the Mortgage or receives a transfer of the Property by a conveyance in lieu of foreclosure of the Property (collectively, a “Foreclosure Sale”) but only if Tenant is not then in default under the Lease and Tenant attorns to Lender or a third party purchaser at the Foreclosure Sale (a “Foreclosure Purchaser”).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Subordination. The Lease and the leasehold estate created by the Lease and all of Tenant’s rights under the Lease are and shall remain subordinate to the Mortgage and the lien of the Mortgage, to all rights of Lender under the Mortgage and to all renewals, amendments, modifications and extensions of the Mortgage.

2. Acknowledgements by Tenant. Tenant hereby acknowledges that Tenant has received notice from Lender and Landlord that the Lease and the rent and all other sums due under the Lease have been or are to be assigned to Lender as security for the Loan. In the event that Lender (a) notifies Tenant of a default under the Mortgage, and (b) delivers to Tenant a demand in accordance with §2938(c)(3) and (d) of the California Civil Code to pay its rent and all other sums due under the Lease to Lender, then Tenant shall pay such sums directly to Lender or as Lender may otherwise request. Notwithstanding the foregoing, Lender may enforce its rights to collect rents and other amounts due under the Lease in any other manner permitted under §2938 of the California Civil Code or otherwise at law or in equity. Tenant agrees that any material notice or notice of default delivered by Tenant under the Lease must be delivered concurrently to Lender with the delivery thereof to Landlord. This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement.

3. Foreclosure and Sale. In the event of a Foreclosure Sale,

(a) So long as Tenant complies with this Agreement and is not in default under any of the provisions of the Lease, the Lease shall continue in full force and effect as a direct lease between Foreclosure Purchaser and Tenant, and Foreclosure Purchaser will not disturb the possession of Tenant, subject to this Agreement. To the extent that the Lease is extinguished as a result of a Foreclosure Sale, a new lease shall automatically go into effect upon the same provisions as contained in the Lease between Foreclosure Purchaser and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease. Tenant agrees to attorn to and accept Foreclosure Purchaser as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, or, as the case may be, under the new lease, in the event that the Lease is extinguished by a Foreclosure Sale. If Foreclosure Purchaser acquires title to the Property, Foreclosure Purchaser will perform all of the obligations imposed on the Landlord by the Lease except as set forth in this Agreement; provided, however, that Foreclosure Purchaser shall not be (i) liable for any act or omission of a prior landlord (including Landlord), except to the extent that (A) such act or omission relates to the physical condition of the Premises and is not personal to Landlord, (B) such act or omission is a non-monetary default under the Lease of which Lender or Foreclosure Purchaser was given prior written notice in accordance with the terms of Section 2 of this Agreement, (C) such default is continuing after Foreclosure Purchaser takes legal title to the Premises or the Property, (D) such default is susceptible to cure by Foreclosure Purchaser, and (E) Foreclosure Purchaser is given a reasonable opportunity to cure such default after Foreclosure Purchaser has acquired legal title to the Property; provided, however, that in such event Foreclosure Purchaser’s liability shall be determined as if such default had first arisen on the day Foreclosure Purchaser acquired legal title to the Premises and providing further that nothing in this provision shall be construed to impose any personal liability on Foreclosure Purchaser or any liability for consequential or punitive damages by reason of any such default or require Foreclosure Purchaser to complete any tenant improvements for the Premises; or (ii) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or, to the extent not actually received by Foreclosure Purchaser, by any security deposit, cleaning deposit or other sum that Tenant may have paid in advance to any prior landlord (including Landlord); provided that Tenant shall not be required to replenish any security deposit or other sum to the extent that Foreclosure Purchaser fails to receive transfer of the same from the Landlord, or (iv) bound by any amendment, modification, assignment or termination of the Lease made without the written consent of Lender or Foreclosure Purchaser (for the avoidance of doubt, notwithstanding the fact that the amendments to the Lease contemplated under Section 2.2(b)(iii) of the Lease with respect to the First Floor Option (as defined in the Lease), Section 2.2(c)(viii) with respect to the Suite 310 Expansion Right (as defined in the Lease), Section 2.4(b) with respect to the Contraction Right (as defined in the Lease), Section 2.5(d) with respect to the ROFO (as defined in the Lease) and Section 3.4(d) of the Lease with respect to the Extension Option (as defined in the Lease) shall require Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the foregoing shall not limit Tenant’s right to exercise the First Floor Option, the Suite 310 Expansion Right, the Contraction Right, the ROFO, or the Extension Option set forth in the Lease); (v) obligated or liable with respect to any representations, warranties or indemnities contained in the Lease; or (vi) liable to Tenant or any other party for any conflict between the provisions of the Lease and the provisions of any other lease affecting the Property which is not entered into by Lender or Foreclosure Purchaser.

(b) Upon the written request of Foreclosure Purchaser, the parties shall execute a lease of the Premises upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease.

(c) Notwithstanding any provisions of the Lease to the contrary, from and after the date that Foreclosure Purchaser acquires title to the Property as a result of a Foreclosure Sale, (i) Foreclosure Purchaser will not be obligated to expend any monies to restore casualty damage in excess of available insurance proceeds; (ii) Tenant shall not have the right to make repairs and deduct the cost of such repairs from the rent, except as expressly permitted in Section 15.6 of the Lease; (iii) in no event will Foreclosure Purchaser be obligated to indemnify Tenant, except where Foreclosure Purchaser is in breach of its obligations under the Lease or where Foreclosure Purchaser has been actively negligent in the performance of its obligations as landlord; and (iv) other than determination of fair market value, no disputes under the Lease shall be subject to arbitration unless Foreclosure Purchaser and Tenant agree to submit a particular dispute to arbitration.

4. Subordination and Release of Purchase Options. Tenant represents that it has no right or option of any nature to purchase the Property or any portion of the Property or any interest in the Borrower. To the extent Tenant has or acquires any such right or option, these rights or options are acknowledged to be subject and subordinate to the Mortgage and are waived and released as to Lender and any Foreclosure Purchaser.

5. Acknowledgment by Landlord. Landlord hereby acknowledges that, in the event of a default under the Mortgage, at the election of Lender, Tenant may be directed by Lender to pay all rent and all other sums due under the Lease to Lender, in which case Tenant’s compliance therewith shall constitute performance for purposes of the Lease.

6. Construction of Improvements. Lender and any Foreclosure Purchaser shall not have any obligation or incur any liability with respect to the completion of tenant improvements for the Premises.

7. Notice. All notices under this Agreement shall be deemed to have been properly given if delivered by overnight courier service or mailed by United States certified mail, with return receipt requested, postage prepaid to the party receiving the notice at its address set forth in the Defined Terms (or at such other address as shall be given in writing by such party to the other parties) and shall be deemed complete upon receipt or refusal of delivery.

8. Miscellaneous. Lender shall not be subject to any provision of the Lease that is inconsistent with this Agreement. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien or the provisions of the Mortgage. This Agreement shall be governed by and construed in accordance with the laws of the State of in which the Property is located.

9. Liability and Successors and Assigns. In the event that Lender acquires title to the Premises or the Property, Lender shall have no obligation nor incur any liability in an amount in excess of $3,000,000 and Tenant’s recourse against Lender shall in no extent exceed the amount of $3,000,000. This Agreement shall run with the land and shall inure to the benefit of the parties and, their respective successors and permitted assigns including a Foreclosure Purchaser. If a Foreclosure Purchaser acquires the Property or if Lender assigns or transfers its interest in the Note and Mortgage or the Property, all obligations and liabilities of Lender under this Agreement shall be the responsibility of the Foreclosure Purchaser or other party to whom Lender’s interest is assigned or transferred, and the original Lender shall have no further rights, duties or obligations hereunder. The interest of Tenant under this Agreement may not be assigned or transferred except in connection with an assignment of its interest in the Lease which has been consented to by Lender.

10. OFAC Provisions Tenant and Lender hereby represent, warrant and covenant to each other, either that (i) it is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”), or is a wholly-owned subsidiary or wholly-owned affiliate of a Regulated Entity or (ii) neither it nor any person or entity that directly or indirectly (a) controls it or (b) has an ownership interest in it of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Subordination, Nondisturbance and Attornment Agreement as of the Execution Date.

IT IS RECOMMENDED THAT THE PARTIES CONSULT WITH THEIR ATTORNEYS PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT.

LENDER:	METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By

Its

State of

County of

On             , 20     before me,                     , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

TENANT:	GUIDANCE SOFTWARE, INC., a Delaware corporation

By:
Name:
Its:

State of

County of

On             , 20    , before me,                     , a Notary Public, personally appeared                      and                     , who proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons or the entity upon behalf of which the persons acted, executed the instrument.

I certify UNDER PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

LANDLORD:

1055 EAST COLORADO - PASADENA, CA, L.P., a Delaware limited partnership

By:	1055 East Colorado - Pasadena, CA GP, LLC, a Delaware limited liability company, its sole general partner

	By:	Piedmont Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole general partner

By:
Name:
Title:

State of

County of

On             , 20    , before me,                     , a Notary Public, personally appeared                      and                     , who proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons or the entity upon behalf of which the persons acted, executed the instrument.

I certify UNDER PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT A

PROPERTY DESCRIPTION

Lots 8 through 11, inclusive, of the Hull Tract, in the City of Pasadena, County of Los Angeles, State of California as per map recorded in Book 12 Page 91 of Miscellaneous Records, in the Office of the County Recorder of said county.

Excepting therefrom the South 15.00 feet of said lots now included within the lines of Colorado Boulevard as now established, 100.00 feet in width.

EXHIBIT I

LOCATION OF TENANT’S RESERVED PARKING SPACES

I-1

EXHIBIT J

LOCATION OF BUILDING SIGN

J-1